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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
PRINCIPAL FINANCIAL GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 9, 2008

Dear Shareholder:

       You are cordially invited to attend the annual meeting of shareholders of Principal Financial Group, Inc., to be held on Tuesday, May 20, 2008, at 9:00 a.m., local time, at 711 High Street, Des Moines, Iowa.

       We are taking advantage of new Securities and Exchange Commission rules that allow companies to provide proxy materials to their shareholders on the Internet. We believe the new rules will allow us to provide our shareholders with the information they need, while lowering the cost of the delivery of the materials and reducing the environmental impact of printing and mailing paper copies.

       The notice of annual meeting and proxy statement accompany this letter and provide an outline of the business to be conducted at the meeting. Also, I will report on the progress of the Company during the past year and answer shareholder questions.

       The Company encourages you to read this proxy statement and vote your shares. You do not need to attend the annual meeting to vote. You may complete, date and sign a proxy or voting instruction card and return it in the envelope provided, or vote by using the telephone or through the Internet. Thank you for acting promptly.

Sincerely,

J. BARRY GRISWELL Chairman and Chief Executive Officer

PRINCIPAL FINANCIAL GROUP, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 20, 2008

        The annual meeting of shareholders of Principal Financial Group, Inc. (the "Company") will be held at 711 High Street, Des Moines, Iowa, on Tuesday, May 20, 2008, at 9:00 a.m., local time. The purposes of the meeting are to:

  1.
  Elect four Directors, each for a term of three years ending at the annual meeting to be held in 2011 or until their respective successors are elected and qualified;

  2.
  Ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the year ending December 31, 2008; and

  3.
  Act on any other business as may properly come before the meeting or any adjournment or postponement of the meeting.

        These items are fully described in the proxy statement, which is part of this notice. The Company has not received notice of other matters that may be properly presented at the annual meeting.

        Only shareholders of record at the close of business on March 25, 2008 are entitled to vote at the meeting. It is important that your shares be represented and voted at the meeting. Whether or not you plan to attend the meeting, please vote in one of the following ways:

•
By telephone: call the toll-free telephone number shown on the proxy or voting instruction card;

•
Through the Internet: visit the website noted on the notice of Internet availability of proxy materials you may have received by mail, or on the proxy or voting instruction card; or

•
Complete, sign and promptly return a proxy or voting instruction card in the postage-paid envelope provided.

        Shareholders will need to register at the meeting and present photo identification to attend the meeting. If your shares are not registered in your name (for example, you hold the shares through an account with your stock broker), you will need to bring proof of your ownership of those shares to the meeting in order to register. You should ask the broker, bank or other institution that holds your shares to provide you with either a copy of an account statement or a letter that shows your ownership of Principal Financial Group, Inc. common stock on March 25, 2008. Please bring that documentation to the meeting to register.

By Order of the Board of Directors

JOYCE N. HOFFMAN Senior Vice President and Corporate Secretary
April 9, 2008

TABLE OF CONTENTS

Questions and Answers About the Annual Meeting	1
Proposal One — Election of Directors	4
Corporate Governance	6
Majority Voting	7
Director Independence	7
Certain Relationships and Related Transactions	9
Board Meetings	9
Corporate Code of Ethics	9
Board Committees	9
Audit Committee	10
Audit Committee Report	11
Nominating and Governance Committee	12
Director Candidates Recommended by Shareholders	12
Human Resources Committee	12
Interaction with Compensation Consultant and Management	13
Performance Goal Setting Process	13
Executive Committee	13
Directors' Compensation	14
Fees Earned by Directors in 2007	15
Deferred Compensation	16
Directors' Stock Ownership Requirements	16
Other	16
Perquisites	16
Executive Compensation	17
Human Resources Committee Report	17
Compensation Discussion and Analysis	17
Summary Compensation Table	27
Grants of Plan-Based Awards for Fiscal Year End December 31, 2007	29
Outstanding Equity Awards at Fiscal Year End December 31, 2007	30
Option Exercises and Stock Vesting	31
Pension Benefits	31
Non-Qualified Defined Contribution and Other Deferred Compensation Plans	33
Payments Upon Termination	34
Employment Agreements	34
Severance Plans	35
Change of Control Employment Agreements	35
Potential Payments Upon a Termination Related to a Change of Control	38
Proposal Two — Ratification of Appointment of Independent Auditors	39
Audit Fees	39
Tax Fees	39
All Other Fees	39
Security Ownership of Certain Beneficial Owners and Management	40
Section 16(a) Beneficial Ownership Reporting Compliance	41

i

PROXY STATEMENT

PRINCIPAL FINANCIAL GROUP, INC.
711 HIGH STREET
DES MOINES, IOWA 50392-0100

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Why didn't I receive a copy of the paper proxy materials as I did last year?

        As an alternative to the traditional approach of delivering a printed set of proxy materials to each shareholder, new Securities and Exchange Commission ("SEC") rules now allow companies to deliver a notice of Internet availability of proxy materials to shareholders and provide Internet access to those proxy materials. Shareholders may obtain paper copies of the proxy materials free of charge by following the instructions provided in the notice of Internet availability of proxy materials.

Why did I receive notice of and access to this proxy statement?

        The Board of Directors ("Board") of Principal Financial Group, Inc. ("Company") is soliciting proxies to be voted at the annual meeting of shareholders to be held on May 20, 2008 at 9:00 a.m., local time, at 711 High Street, Des Moines, Iowa, and at any adjournment or postponement of the meeting ("Annual Meeting"). When the Board asks for your proxy, it must send or provide you access to proxy materials that contain information required by law.

What is a proxy?

        It is your legal designation of another person to vote the stock you own. The other person is called a proxy. When you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. The Company has designated three of the Company's officers to act as proxies for the 2008 Annual Meeting: Michael H. Gersie, Executive Vice President and Chief Financial Officer; Joyce N. Hoffman, Senior Vice President and Corporate Secretary; and Karen E. Shaff, Executive Vice President and General Counsel.

What will the shareholders vote on at the Annual Meeting?

  •
  Election of four Directors; and

  •
  Ratification of the appointment of independent auditors.

Will there be any other items of business on the agenda?

        The Company does not expect any other items of business because the deadline for shareholder proposals and nominations has passed. However, if any other matter should properly come before the meeting, the people authorized by proxy will vote according to their best judgment.

Who can vote at the Annual Meeting?

        Shareholders as of the close of business on March 25, 2008 ("Record Date") can vote at the Annual Meeting.

How many votes do I have?

        You will have one vote for every share of the common stock of Principal Financial Group, Inc. ("Common Stock") you owned on the Record Date.

What constitutes a quorum?

        One-third of the outstanding shares of Common Stock as of the Record Date. On the Record Date, there were 258,627,329 shares of Common Stock issued and outstanding. A quorum must be present or represented before any action can be taken at the Annual Meeting, except an action to adjourn the meeting.

How many votes are required for the approval of each item?

  •
  Each nominee for Director will be elected if the votes cast for the nominee exceed those cast against the nominee. Directors are elected by the majority of votes cast in uncontested Director elections.

  •
  The ratification of the appointment of the independent auditor will be approved if the votes cast for the proposal exceed those cast against the proposal.

  •
  Abstentions and broker non-votes will be treated as being present at the meeting for the purpose of determining a quorum but will not be counted as votes.

What are Broker Non-votes?

        If your shares are held in a brokerage account, your broker will ask you how you want your shares to be voted. If you give your broker directions, your shares will be voted as you direct. If you do not give instructions, the broker may vote your shares on routine items of business, but not on others. The items of business the broker does not vote on are called "broker non-votes."

How do I vote by proxy?

        Shareholders of record may vote by mail, by telephone or through the Internet. When using these methods, you may vote "for", "against" or "abstain" from voting for each of the Director nominees and ratification of the independent auditor.

        By Mail.    Sign and date each proxy or voting instruction card you receive and return it in the prepaid envelope. Sign your name exactly as it appears on the proxy. If you are signing as a representative (for example, as an attorney-in-fact, executor, administrator, guardian, trustee or an officer or agent of a corporation or partnership), indicate your name and your title or capacity. If the stock is held in custody for a minor (for example, under the Uniform Transfers to Minors Act), the custodian should sign, not the minor. If the stock is held in joint ownership, one owner may sign on behalf of all owners.

        By Telephone.    Follow the instructions on the proxy or voting instruction card or the instructions in the email message that notified you of the availability of the proxy materials. Voting by telephone has the same effect as voting by mail. If you vote by telephone, do not return your proxy or voting instruction card. Telephone voting will be available until 1:00 a.m. Central Time on May 20, 2008.

        Through the Internet.    You may vote on line at www.investorvote.com. Follow the instructions provided in the notice of Internet availability of proxy materials or on the proxy or voting instruction card. Voting through the Internet has the same effect as voting by mail. If you vote through the Internet, do not return your proxy or voting instruction card. Internet voting will be available until 1:00 a.m. Central Time on May 20, 2008.

How do I vote shares that are held by my broker?

        If you own shares held by a broker, you may instruct your broker or other nominee to vote your shares by following the instructions that your broker provides to you. Most brokers offer voting by mail, telephone and through the Internet.

How do I vote in person?

        If you are going to attend the Annual Meeting, you may vote your shares in person. However, we encourage you to vote by mail, telephone or through the Internet even if you plan to attend the meeting.

How do I vote my shares held in the Company's 401(k) plan?

        You can vote your shares held in the Company's 401(k) plan by telling the trustees of the plan how you want them to vote. Follow the instructions on the voting instruction card or the instructions in the email message that notified you of the availability of the proxy materials. The trustees vote shares for which voting instructions are not received in their discretion.

How are shares held in the Demutualization separate account voted?

        The Company became a public company on October 26, 2001, when Principal Mutual Holding Company converted from a mutual insurance holding company to a stock company (the "Demutualization") and the initial public offering of shares of the Company's Common Stock was completed.

        In connection with the Demutualization, the Company issued Common Stock to Principal Life Insurance Company ("Principal Life"), and Principal Life allocated this Common Stock to a separate account that was established to fund policy credits received as Demutualization compensation by certain employee benefit plans that owned group annuity contracts. Although Principal Life will vote these shares, the plans give Principal Life voting directions. A plan may give voting instructions by following the instructions on the voting instruction card or the instructions in the message that notified you of the availability of the proxy. Principal Life will vote the shares as to which it received no direction in the same manner, proportionally, as the shares in the Demutualization separate account for which it has received instructions.

Who counts the votes?

        Votes will be tabulated by Computershare Investor Services, LLC.

What happens if I do not vote on an issue when returning my proxy?

        You should specify your choice on each issue on the proxy or voting instruction card. If no specific instructions are given, proxies that are signed and returned will be voted as the Board of Directors recommends: "For" the election of all Director nominees; and "For" the ratification of Ernst & Young LLP as independent auditors.

What should I do if I want to attend the Annual Meeting?

        Please bring photo identification and evidence of your ownership of Common Stock as of March 25, 2008. The notice of Internet availability of proxy materials you received in the mail, a letter from your broker or bank or a photocopy of a current account statement will be accepted as evidence of ownership.

How do I contact the Board?

        The Company has a process for shareholders and other parties to send communications to the Board through the Presiding Director. You may contact the Presiding Director of the Board through the Investor Relations section of the Company's website at www.principal.com, or by writing to:

Presiding Director, c/o Joyce N. Hoffman, Senior Vice President and Corporate Secretary
Principal Financial Group
Des Moines, Iowa 50392-0300

        All emails and letters received will be categorized and processed by the Corporate Secretary and then forwarded to the Company's Presiding Director.

How do I submit a shareholder proposal for the 2009 Annual Meeting?

        The Company's next annual meeting is scheduled for May 19, 2009. In order to have a shareholder proposal considered for inclusion for the 2009 annual meeting, it must be received by December 10, 2008. In addition, a proposal may not be presented at the 2009 annual meeting and no one may be nominated for election to the Board at that meeting unless the Company receives notice of the proposal or nomination between January 20, 2009 and February 19, 2009. Proposals should be addressed to the Corporate Secretary. Your notice must comply with certain other requirements set forth in the Company's By-Laws, which are on the Company's website, www.principal.com, and may be obtained from the Corporate Secretary.

What is "householding?"

        We have adopted a procedure known as "householding," in which we send shareholders of record at the same address only one copy of the proxy materials unless we receive instructions from a shareholder requesting receipt of separate copies of these materials.

        If you share the same address as multiple shareholders and would like the Company to send only one copy of future proxy materials, please contact Computershare Investor Services, LLC at 866-781-1368, or write to it at P.O. Box 43078, Providence, RI 02940-3078.

Where can I receive more information about the Company?

        We file reports and other information with the SEC. This information is available on the Company's website at www.principal.com and at the Internet site maintained by the SEC at www.sec.gov. You may also contact the SEC at 1-800-SEC-0330.

        The Board urges you to exercise your right to vote by returning the proxy or voting instruction card, or by using the telephone or the Internet.

PROPOSAL ONE — ELECTION OF DIRECTORS

        The Board of Directors recommends that shareholders vote "for" all the nominees.

  Nominees for Class I Directors Whose Terms Expire in 2011

        The Board is divided into three classes. One class is elected each year to hold office for three years. At the 2008 Annual Meeting, four Directors will be elected to hold office until the annual meeting of shareholders in 2011 ("Class I Directors"). All of the nominees are currently Directors of the Company.

Betsy J. Bernard Age 52

        Betsy J. Bernard has been a Director of the Company since 2001 and of Principal Life since 1999. Ms. Bernard was President of AT&T from October 2002 until December 2003. Prior to October 2002, she was Chief Executive Officer of AT&T Consumer since April 2001. Ms. Bernard is also a director of two other public companies: BearingPoint, Inc., a company providing business consulting, systems integration and managed services, and Telular Corporation, a company that designs, develops, manufactures and markets products based on proprietary interface technology for use in wireless communication networks.

Jocelyn Carter-Miller Age 50

        Jocelyn Carter-Miller has been a Director of the Company since 2001 and of Principal Life since 1999. Ms. Carter-Miller is President of TechEdVentures, a firm that develops and manages charter schools and community-based programs. Ms. Carter-Miller was Executive Vice President and Chief Marketing Officer of Office Depot, Inc. from February 2002 until March 2004. Prior to that time, Ms. Carter-Miller was Corporate Vice President and Chief Marketing Officer of Motorola, Inc. from February 1999 until February 2002. Ms. Carter-Miller is a director of one other public company: Interpublic Group of Companies, Inc., a global marketing and communications company. She is also a board member of Smart School Charter Middle and High Schools.

Gary E. Costley, Ph.D. Age 64

        Gary E. Costley has been a Director of the Company and Principal Life since 2002. Dr. Costley is a co-founder and managing director of C&G Capital Management, LLC, which provides capital and management to health, medical and nutritional products and services companies. He was Chairman and Chief Executive Officer of International Multifoods Corporation, a manufacturer and marketer of branded consumer food and food service products, from November 2001 until June 2004. He is a director of three other public companies: Tiffany & Co., a holding company for Tiffany and Company, a jeweler and specialty retailer; Prestige Brand Holdings, Inc., a company that develops and markets over-the-counter drugs, household cleaning products and personal care items; and Covance, Inc., a drug development services company.

William T. Kerr Age 66

        William T. Kerr has been a Director of the Company since 2001 and of Principal Life since 1995. Mr. Kerr was Chairman and Chief Executive Officer of Meredith Corporation, a media and marketing company, from January 1998 to June 2006. He is currently Chairman of Meredith Corporation. He is a director of four other public companies: Meredith Corporation; Whirlpool Corporation, a manufacturer of household appliances; Interpublic Group of Companies, Inc., a global marketing and communications company; and Arbitron, Inc., a media and marketing services company. He is a Trustee of Oxford University Press and of Harvard Business School Publishing.

  Class II Directors Whose Terms Expire in 2009

J. Barry Griswell Age 59

        J. Barry Griswell has been a Director of the Company since 2001 and of Principal Life since 1998, and Chairman and Chief Executive Officer of the Company and Principal Life since June of 2006. He was Chairman, President and Chief Executive Officer of the Company and Principal Life from 2002 until June of 2006. As of

May 1, 2008, he will be Chairman of the Company and Principal Life. Mr. Griswell is also a director of Herman Miller, Inc., a public company that is an office furnishings designer and manufacturer. He is a trustee of Central College and of Berry College. He is Chairman of the Business Committee for the Arts and a board member of the Business Roundtable and the LL Global and Financial Services Roundtable. He is a member of the United Way of America board of trustees.

Richard L. Keyser Age 65

        Richard L. Keyser has been a Director of the Company and Principal Life since 2002. Mr. Keyser has served as Chairman and Chief Executive Officer of W.W. Grainger, Inc., an industrial distributor of products used by businesses to maintain, repair and operate their facilities, since 1997. Mr. Keyser is a director of two other public companies: W. W. Grainger, Inc. and Rohm and Haas Company, a global specialty materials company. He is a director of Evanston Northwestern Healthcare and the National Merit Scholarship Foundation. He is a trustee for the John G. Shedd Aquarium and the Field Museum of Natural History. He is an Advisor for the Kellogg School of Management, Northwestern University, and the Division of the Physical Sciences, University of Chicago.

Arjun K. Mathrani Age 63

        Arjun K. Mathrani has been a Director of the Company and Principal Life since 2003. Mr. Mathrani teaches courses in finance and banking at New York University's Stern School of Business, at St. John's University, New York, and at Cambridge University's Judge Business School. In 1998, Mr. Mathrani was the Chief Executive Officer of ING Barings in London. He retired from Chase Manhattan Bank in 1997, where he served as Chief Financial Officer between 1994 and 1996. Mr. Mathrani is a member of the Global Association of Risk Professionals.

Elizabeth E. Tallett Age 59

        Elizabeth E. Tallett has been a Director of the Company since 2001 and of Principal Life since 1992. Ms. Tallett has been a Principal of Hunter Partners, LLC, which provides management services to developing life sciences companies, since July 2002. She was Chief Executive Officer of Dioscor Inc., a biopharmaceutical firm, from 1996 until July 2003. She is a director of four other public companies: Coventry Health Care, Inc., a managed health care company; Immunicon, Inc., a specialty diagnostics company; IntegraMed America, Inc., a health services management company, and Varian, Inc., a supplier of scientific instruments. She is also a director of the Biotechnology Council of New Jersey.

Therese M. Vaughan, Ph.D. Age 51

        Therese M. Vaughan has been a Director of the Company and Principal Life since November of 2005. Dr. Vaughan is the Robb B. Kelley Distinguished Professor of Insurance and Actuarial Science at Drake University. From 1994 - 2004, Dr. Vaughan served as the Iowa Insurance Commissioner. Dr. Vaughan represents the American Academy of Actuaries at the Regulation Committee of the International Actuarial Association and is a director of the Insurance Marketplace Standards Association and the National Council on Compensation Insurance. She is a member of the Board of Trustees of the American Institute for Chartered Property Casualty Underwriters and a director of Endurance Specialty Holdings Ltd., a public company that is a global provider of specialty lines property and casualty insurance and reinsurance. She is President-Elect of the American Risk and Insurance Association.

  Class III Directors whose terms expire in 2010

Michael T. Dan Age 57

        Michael T. Dan has been a Director of the Company and Principal Life since May of 2006. He has served as Chairman, President and Chief Executive Officer of The Brink's Company, a global security services firm, since 1999.

C. Daniel Gelatt, Ph.D. Age 60

        C. Daniel Gelatt has been a Director of the Company since 2001 and of Principal Life since 1988. Dr. Gelatt has been President of NMT Corporation, a computer software and microfilm service business, since 1986. He is also a director and President of these other Gelatt privately-owned companies: Advanced Marketing Concepts, Ltd., Elmwood Corporation, The Gelatt Corporation, Ginkgo, LLC and Gelatt Information Machines Corp. He is also a director and Board chairman of North Central Trust Company. He is a member of the LaCrosse Public Library Board, IEEE and the Association for Computing Machinery.

Sandra L. Helton Age 58

        Sandra L. Helton has been a Director of the Company and Principal Life since 2001. Ms. Helton was Executive Vice President and Chief Financial Officer of Telephone & Data Systems, Inc., a diversified telecommunications corporation, from 1998 through 2006. She is a director of one other public company, Covance, Inc., a drug development services company. She is a director of Northwestern Memorial Health Care.

Larry D. Zimpleman Age 56

        Larry D. Zimpleman has been a Director of the Company and Principal Life and President and Chief Operating Officer of the Company and Principal Life since June 2006. On May 1, 2008, he will become President and Chief Executive Officer of the Company and Principal Life. He was President, Retirement and Investor Services of the Company and of Principal Life from December 2003 through June 2006. Mr. Zimpleman is a member of the board of trustees of Drake University.

Director Transitions

        David J. Drury retired from the Board on May 22, 2007 at the time of the 2007 Annual Meeting.

CORPORATE GOVERNANCE

        The business of the Company is managed under the direction of the Board. The Board selects and oversees management and provides advice and counsel to the Chief Executive Officer ("CEO"). The Board reviews and discusses the strategic direction of the Company and monitors the Company's performance against goals the Board and management establish.

        The Board has appointed a Presiding Director because it is important that the independent Directors have a leader in addition to the Chairman of the Board, who is also the Company's CEO. The Board regularly reviews the effectiveness of this shared leadership. Dr. Gelatt was the Presiding Director until May 21, 2007, when Ms. Tallett took over this role. Ms. Bernard is the Alternate Presiding Director.

        The responsibilities of the Presiding Director are to:

  •
  lead the Board in its executive sessions;

  •
  review and give directions on agendas for Board meetings;

  •
  summarize the Board's discussions and provide advice and input to the CEO; and

  •
  take action on input from the independent Directors as necessary, and when the Chairman of the Board is unable to act.

        The independent Directors held an executive session in connection with each regularly-scheduled Board meeting during 2007. All executive sessions are led by the Presiding Director.

        The charters of the Audit, Human Resources and Nominating and Governance Committees, the Corporate Governance Guidelines and the Corporate Code of Ethics are available on the Company's website at www.principal.com. This information may also be obtained in print from the Corporate Secretary.

Majority Voting

        Directors are elected by the majority of votes cast in uncontested Director elections. If an incumbent Director is not elected, and no successor is elected, the Board of Directors will decide whether to accept the resignation that was tendered by the nominee. The Board's decision and reasons for its decision will be publicly disclosed within 90 days of certification of the election results.

Director Independence

        The Board determines at least annually whether each Director is independent. In making this determination, the Board reviews the Director Independence Standards it has adopted. These standards are set forth below and are also available on the Company's website, www.principal.com. The Board has affirmatively determined that 11 of the current 13 Directors meet the standards and have no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and are independent, and that all members of the Audit, Human Resources and Nominating and Governance Committees are independent, pursuant to New York Stock Exchange listing standards.

        In order to be considered independent, a Director must not:

  1.
  Be an employee of the Company or have been an employee of the Company within the past three years, or have an immediate family member who is an executive officer of the Company or has been an executive officer of the Company within the past three years;

  2.
  Have received, or have an immediate family member who is an executive officer who has received, in any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company, other than Director or Committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

  3.
  Be an employee or partner of a firm that is the Company's internal or external auditor; or have an immediate family member who is a partner of such a firm, or has been employed by such a firm and who participates in that firm's audit, assurance or tax compliance practice; or be or have an immediate family member who, within the past three years, has been, a partner or employee of such firm and personally worked on the Company's audit within that time;

  4.
  Be, or in the past three years have been, or have an immediate family member who is, or in the past three years has been, an executive officer of another company where any of the Company's present executives at the same time serves or served on that company's compensation committee;

  5.
  Be an employee, or have an immediate family member who is an executive officer of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeded the greater of $1 million or 2% of such other company's consolidated gross revenues; or

  6.
  Be an executive officer of a tax-exempt organization that, within the preceding three years, received contributions from the Company in any fiscal year exceeding the greater of $1 million or 2% of the tax-exempt organization's consolidated gross revenues.

        Further, in order to be considered independent, members of the Audit Committee must not receive any compensation from the Company, either directly or indirectly, except for compensation received for service as a member of the Board of Directors and Board committees.

        The Company offers financial products and services in the ordinary course of business. The Board of Directors has determined that the following relationships are not material, and thus do not impair a Director's independence:

  1.
  Purchases of products or services from the Company by a Director or an immediate family member of a Director in the ordinary course of business on terms and conditions generally available in the marketplace;

  2.
  Purchases of products or services from the Company by a Director's Firm (our Director is a partner, shareholder or officer of an organization that has a relationship with the Company), or purchases of products or services of a Director's Firm by the Company, in the ordinary course of business on terms and conditions generally available in the marketplace, in an amount which, in the current year or any of the past three years, does not exceed the greater of $1 million or 2% of such other company's consolidated gross revenues;

  3.
  Personal loans to Directors or immediate family members of Directors, if these loans are legally permissible and are offered in the ordinary course of the Company's business, on terms and conditions generally available to the general public. Personal loans to a Director or member of the Director's immediate family will be reported to and reviewed by the Audit Committee within the calendar year in which the loan is made;

  4.
  Employment of a member of a Director's immediate family, in the ordinary course of business and consistent with the Company's customary employment practices, if the employee is not an executive officer of the Company; and

  5.
  The Company's (a) acquisition of publicly-traded equity or debt securities of a Director's Firm; or (b) the Company's real estate investment transactions in which a Director's Firm is a tenant, and not a borrower, purchaser or seller; in furtherance of its ordinary course investment operations, so long as a Director or a member of the Director's immediate family member, either individually or in combination, does not own more than 10% of the Director's Firm.

        In cases where a Director has a relationship with the Company that is not described above, a majority of the Company's independent Directors will determine whether or not the relationship is material.

        For purposes of these standards a Director's "immediate family" includes his or her spouse, parents and stepparents, children and stepchildren, siblings, mothers and fathers — in-law, sons and daughters-in — law, brothers and sisters-in-law and anyone (other than a tenant or employee) who shares the Director's home.

        The Board's determinations regarding the independence of its members shall be disclosed as required by law and regulations.

        In its annual review of Director independence, the Board considers all commercial, banking, consulting, accounting, charitable and other relationships a Director may have with the Company and its subsidiaries. The Board made these determinations for each Director in February 2008, based on:

  •
  A review of relationships and transactions between Directors or their immediate family members and the Company, its subsidiaries and executive officers;

  •
  Questionnaires completed by each current Director regarding any relationships or transactions that could affect the Director's independence;

  •
  The Company's review of its purchasing, investment and customer records; and

  •
  Recommendations of the Nominating and Governance Committee.

        Based on this information and the standards set forth above, the Board has determined that the following Directors are independent: Ms. Bernard, Ms. Carter-Miller, Dr. Costley, Mr. Dan, Dr. Gelatt, Ms. Helton, Mr. Kerr, Mr. Keyser, Mr. Mathrani, Ms. Tallett and Dr. Vaughan. Eighty-five percent of the Company's current Directors are independent.

        The Board concluded that two of the independent Directors had no relationship with the Company, except as Directors (Ms. Carter-Miller and Mr. Mathrani). The other Directors had the following relationships with the Company that were not considered material to the Company or to the other companies, organizations or Directors involved in the transactions or relationship. This conclusion was based on the amount paid for the goods and services, the nature of the goods and services and a review of the terms and conditions of the transactions, or employment relationship.

  •
  Transactions entered into in the ordinary course of business and on terms generally available in the marketplace with companies for which the Director is a director or executive officer that provided goods or services to, purchased goods or services from, or had an investment transaction with, the Company or its subsidiaries (Ms. Bernard, Dr. Costley, Mr. Dan, Dr. Gelatt, Ms. Helton, Mr. Kerr, Mr. Keyser, Ms. Tallett and Dr. Vaughan);

  •
  Directors who own financial services products offered by a subsidiary of the Company (Ms. Bernard, Dr. Gelatt, Ms. Helton, Mr. Kerr, Ms. Tallett and Dr. Vaughan);

  •
  Directors who are affiliated with a tax-exempt organization as an employee to which the Company's charitable foundation made a contribution (Dr. Vaughan is an employee of Drake University);

  •
  Directors who have an immediate family member who is an employee (but not an executive officer) of a subsidiary of the Company (Dr. Vaughan's brother has been an employee of Principal Life since before Dr. Vaughan joined the Board).

Certain Relationships and Related Transactions

        Ann C. Gersie was Vice President — Chief Contact Center. She began employment with Principal Life in 1973 and retired in March of 2008. Ms. Gersie is the spouse of Michael H. Gersie, Executive Vice President and Chief Financial Officer. In 2007, Ms. Gersie received approximately $256,900 in base salary and annual bonus from Principal Life. She also participated in the long-term incentive compensation plan on the same terms as her peers, and her compensation was commensurate with that of her peers.

        Michael B. Vaughan has been an employee of the Company since 1992. Mr. Vaughan is the brother of Director Therese M. Vaughan, who joined the Board in 2005. In 2007, Mr. Vaughan received less than $120,000 in base salary and bonus from Principal Life. His compensation is commensurate with that of his peers.

        The Company has a policy for approval or ratification of transactions with companies where our Directors are also directors or executive officers. At each quarterly meeting, the Nominating and Governance Committee reviews a report of any non-material transactions with Directors or the firms of which they are an executive officer or director and, if appropriate, ratifies these transactions. Transactions involving employment of a relative of an executive officer or Director must be approved by the Human Resources Committee, and the transactions with Ms. Gersie and Mr. Vaughan were so approved. The Company's Related Party Transaction Policy may be found at www.principal.com.

Board Meetings

        The Board held six meetings in 2007, and each of the Directors then in office attended more than 75 percent in the aggregate of the meetings of the Board and the standing committees of which the Director was a member. The annual meeting of shareholders is scheduled on the same day as the regular meeting of the Board in the second quarter to enable the Directors to attend. All of the Directors attended the 2007 Annual Meeting.

Corporate Code of Ethics

        Each Director and officer of the Company has certified compliance with the Corporate Code of Ethics.

Board Committees

        Only independent Directors may serve on the Audit Committee, Human Resources Committee and Nominating and Governance Committee. Committee members and committee chairs are recommended to the Board by the Nominating and Governance Committee, in consultation with the Chairman of the Board. The Committees review their charters and evaluate their performance annually. Charters of the Audit, Human Resources and Nominating and Governance Committees are available on the Company's website, www.principal.com.

Committee Membership

Director	Audit Committee	Human Resources Committee	Nominating and Governance Committee	Executive Committee	Strategic Issues Committee(1)
Betsy J. Bernard			Chair	X(2)
Jocelyn Carter-Miller			X		Chair
Gary E. Costley		X
Michael T. Dan		X
David J. Drury				X(3)
C. Daniel Gelatt	X(4)	X(4)		X
J. Barry Griswell				Chair
Sandra L. Helton	X				X
William T. Kerr		Chair		X
Richard L. Keyser			X
Arjun K. Mathrani	Chair(5)				X
Elizabeth E. Tallett	Chair(6)	X(6)		X
Therese M. Vaughan	X				X
Larry D. Zimpleman

(1)
The Strategic Issues Committee has the primary responsibility for planning the Board of Directors' annual strategic retreat.

(2)
Ms. Bernard joined the Executive Committee on May 21, 2007.

(3)
Mr. Drury retired from the Board on May 22, 2007.

(4)
Dr. Gelatt moved from the Human Resources Committee to the Audit Committee on May 21, 2007.

(5)
Mr. Mathrani became Chair of the Audit Committee on May 21, 2007.

(6)
Ms. Tallett moved from the Audit Committee to the Human Resources Committee on May 21, 2007.

Audit Committee

        The Audit Committee is responsible for:

  •
  appointment, termination, compensation and oversight of the Company's independent auditor;

  •
  reviewing and reporting to the Board on the audit and non-audit activities of the independent auditor;

  •
  approving all audit engagement fees and pre-approval for any non-audit engagement and compensation of the independent auditor consistent with the Company's Policy on Auditor Independence;

  •
  reviewing audit plans and results; and

  •
  reviewing and reporting to the Board on accounting policies and legal and regulatory compliance.

        The Committee meets at least quarterly with:

  •
  financial management;

  •
  the internal auditor;

  •
  independent auditor;

  •
  the Company's Chief Financial Officer; and

  •
  the Company's General Counsel.

        The Committee held eight meetings in 2007.

        The Board has determined that all members of the Audit Committee are financially literate. The Board has also determined that Ms. Helton and Mr. Mathrani are "financial experts" as defined by the Sarbanes-Oxley Act.

        Ms. Tallett currently serves on audit committees for more than three publicly-traded companies. The Board has determined that such service did not impair her effectiveness on the Company's Audit Committee. As noted above, Ms. Tallett moved from the Audit Committee to the Human Resources Committee on May 21, 2007.

Audit Committee Report

        The Audit Committee oversees the Company's financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed with management the audited financial statements for the fiscal year ended December 31, 2007, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

        The Committee has discussed with Ernst & Young LLP, the Company's independent auditor, the matters required to be discussed by Statement on Auditing Standards ("SAS") 61 (Communication with Audit Committees). SAS 61, as amended, requires the independent auditor to provide the Committee with additional information regarding the scope and results of its audit of the Company's financial statements, including with respect to (i) the independent auditor's responsibility under generally accepted auditing standards, (ii) significant accounting policies, including a discussion of their quality, not just their acceptability, (iii) management judgments and estimates, (iv) any significant audit adjustments, (v) any disagreements with management, and (vi) any difficulties encountered in performing the audit.

        The Committee has received from Ernst & Young LLP a letter providing the disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) with respect to any relationships between Ernst & Young LLP and the Company that in its professional judgment may reasonably be thought to bear on independence. The Committee has discussed with Ernst & Young LLP its independence and Ernst & Young LLP has confirmed in such letter that, in its professional judgment, it is independent of the Company within the meaning of the federal securities laws.

        The Committee discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls and the overall quality of the Company's financial reporting.

        In reliance on the reviews and discussions referred to above, the Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the SEC. The Committee has also approved, subject to shareholder ratification, the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 2008.

        As specified in the Audit Committee charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and in accordance with generally accepted accounting principles. That is the responsibility of the Company's independent auditor and management. In giving our recommendation to the Board, the Committee has relied on (i) management's representation that such financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles, and (ii) the report of the Company's independent auditor with respect to such financial statements.

Arjun K. Mathrani, Chair C. Daniel Gelatt Sandra L. Helton Therese M. Vaughan

Nominating and Governance Committee

        The Nominating and Governance Committee recommends to the Board:

  •
  Director candidates; and

  •
  Board committee assignments and service as Presiding Director and Alternate Presiding Director.

        The Committee also reviews and reports to the Board on:

  •
  Director independence;

  •
  performance of individual Directors, and oversees the process for the annual self-evaluations of the Board and committees of the Board;

  •
  the content of the Company's Corporate Code of Ethics;

  •
  Director compensation; and

  •
  adequacy of the Company's Corporate Governance Guidelines.

        The Committee held four meetings in 2007.

Director Candidates Recommended by Shareholders

        The Committee will consider shareholder recommendations for Directors sent to the Nominating and Governance Committee, c/o the Corporate Secretary. Director candidates nominated by shareholders are evaluated in the same manner as Director candidates identified by the Committee, management and search firms.

        The Committee assesses the appropriate mix of skills and characteristics for Board members in light of the current make-up of the Board and the needs of the Company. The Committee assesses personal and professional ethics, integrity and values and expertise that is useful to the Company and complementary to the background and experience of other Directors. It is important that the Board includes Directors who are CEOs or retired CEOs and who have financial management or accounting experience. Diversity of the Board is also a valued objective. The following competencies are also sought: strategic orientation, results-orientation and comprehensive decision-making.

        The Board has a mandatory retirement policy that provides that a Director's term shall not extend beyond the annual meeting following the Director's 70th birthday.

Human Resources Committee

        The Human Resources Committee is responsible to:

  •
  Evaluate the performance of the CEO in light of goals and objectives approved by the Committee and determine his compensation;

  •
  Determine compensation for all other Executives;(1)

(1)
"Executives" are the officers of the Company and Principal Life at the level of Senior Vice President and above.

•
Review and approve any employment, severance or change of control agreements and perquisites for Executives;

•
Oversee Executive development and succession planning;

•
Act on management's recommendations for salary and employee compensation policies for all other employees;

•
Administer the Company's Annual Incentive Plan, Incentive Pay Plan ("PrinPay Plan"), Long-Term Performance Plan and 2005 Stock Incentive Plan, and other compensation plans that provide compensation to Executives; and

•
Act on management's recommendations that require Director action for all employee pension and welfare benefit plans.

        The Committee held seven meetings in 2007.

Interaction with Compensation Consultant and Management

        The Human Resources Committee has the sole authority to retain, terminate and authorize the compensation payable to executive compensation consulting firms to advise the Committee. The Committee engaged Frederic W. Cook and Co., Inc. ("Cook") as its compensation consultant to advise the Committee on executive compensation program design and the amounts the Company should pay its Executives. Cook reports directly to the Committee. The Nominating and Governance Committee also uses Cook to advise it on compensation for non-employee Directors. Cook does not and would not be allowed to perform services for management. It receives no compensation from the Company other than for its work in advising these Board committees and has no other relationships with the Company. Every other year, the Committee asks Cook to perform a comprehensive review of the Company's executive compensation program. The goals of the review are to assist the Committee in:

  •
  determining whether the Company's executive compensation program is appropriately designed to support the Company's strategic and human resources objectives;

  •
  determining whether the target executive compensation levels are competitive with the market and whether actual compensation levels are reasonable given the Company's performance relative to peers;

  •
  designing changes to executive compensation plans or programs, as appropriate: and

  •
  setting pay, benefits and perquisites for the next year.

        A representative from Cook attends meetings of the Committee, both with and without members of management present. The Chair of the Committee also interacts with Cook between meetings. Representatives of Cook also often interact with members of the Company's Human Resources Department staff regarding executive compensation matters being considered by the Committee.

        The Human Resources Department staff provides information, analysis and recommendations as requested by the Chair or the Committee, and works with the Chair in setting the Committee's agendas and preparing the materials and discussions for meetings. The Chair interacts with the CEO and the Chief Operating Officer ("COO") at meetings and outside of meetings to obtain information or input on potential Committee actions or decisions. Every year, the Human Resources Department staff provides the Committee with tally sheets of the dollar amounts of all executive compensation that is paid, deferred or accrued, as more fully described on page 19.

Performance Goal Setting Process

        The Board holds a strategic planning session with management each Fall. The focus of this session is to review the Company's long-term strategy and discuss how longer-term objectives and near-term priorities will be achieved. This is an important foundation for the annual performance goal-setting process.

        At the November Board meeting, management recommends preliminary Company and business unit financial goals and strategic initiatives for the next year and discusses with the Board how they were developed and how difficult they will be to achieve. The Committee reviews the individual goals the CEO and COO propose for themselves, and provides feedback on how these goals should be revised. Based on these discussions, employees throughout the organization, including all Executives, develop individual performance goals to support achievement of the goals of the Company and its business units.

        Management's final recommended goals for the Company, each business unit and individual Executives are reviewed with and approved by the Committee after the financial results for the prior year are finalized.

Executive Committee

        The Executive Committee generally acts only on matters specifically delegated to it by the Board. All actions of the Executive Committee must be approved by its independent members. The Executive Committee has all the authority of the Board in the management of the Company's business between Board meetings, except that it has no authority with respect to matters for which the Board has specifically directed otherwise or for certain matters set forth under law and in the Company's By-Laws. The Committee did not meet in 2007.

DIRECTORS' COMPENSATION

        Directors serve on the Boards of the Company, Principal Life and Principal Financial Services, Inc. Directors who are also Company officers do not receive any compensation for their services as members of the Board or Board Committees. For non-employee Directors, the Company provides competitive compensation to attract and retain high-quality Directors. A substantial proportion of Director compensation is provided in the form of equity to help align Directors' interests with the interests of shareholders.

        The Nominating and Governance Committee engages Cook to advise on Director compensation. The Director compensation program is reviewed every other year, with the most recent review occurring in 2006. During this review Cook evaluates the design and competitiveness of the Director compensation program. It also reviews corporate governance best practices and trends in Director compensation and recommends changes to our program, if appropriate. The competitive analysis of Director compensation is conducted using the same Peer Group as is used for the competitive analysis of executive compensation, which is adjusted from time to time. As with its executive compensation program, the Company believes targeting Director compensation at about the median of the Peer Group is appropriate. Cook determined that the program was well-structured and consistent with best practices and competitive practices. However, the value of compensation provided under the program was below the 25th percentile of the Peer Group. Based on Cook's findings and the recommendations set forth in its report, the Committee increased the amount of the annual retainer from $45,000 to $60,000 and increased the value of the annual restricted stock units ("RSUs") grant from $75,000 to $85,000. Other aspects of the program were not changed as a result of the 2006 review and no changes to the program have been made since that time.

        Grants are made at the time of the annual meeting, pursuant to the Principal Financial Group, Inc. 2005 Directors' Stock Plan. Directors who join the Board at times other than the annual meeting may receive a grant of RSUs at the discretion of the Nominating and Governance Committee, which may be a portion or the entire amount of the annual grant. RSUs vest on the date of the next annual meeting subsequent to the grant. They are converted to shares of Common Stock upon retirement or other termination from the Board. Dividend equivalents accumulate in additional RSUs, which vest and are converted to shares of Common Stock at the same time and to the same extent as the underlying RSU.

Fees Earned by Directors in 2007

        The following table summarizes the compensation earned by non-employee Directors in 2007.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Total ($)(1)
Betsy J. Bernard	$100,200	$80,453	$180,653
Jocelyn Carter-Miller	$99,200	$80,453	$179,653
Gary E. Costley	$94,700	$80,453	$175,153
Michael T. Dan	$87,400	$80,453	$167,853
David J. Drury	$7,500	$32,014	$39,514
C. Daniel Gelatt	$94,200	$83,608	$177,808
Sandra L. Helton	$98,200	$83,608	$181,808
William T. Kerr	$102,200	$80,453	$182,653
Richard L. Keyser	$91,200	$80,453	$171,653
Arjun K. Mathrani	$112,200	$80,453	$192,653
Elizabeth E. Tallett	$100,200	$80,453	$180,653
Therese M. Vaughan	$96,200	$80,453	$176,653

(1)
The fees payable to Directors for their services in 2007 were:

Annual Retainers
Board	$60,000
$85,000 in RSUs(2)
Committee Chairs
Audit	$15,000
Human Resources and Nominating & Governance	$10,000
Other Committees	$5,000
Presiding Director	$5,000
Attendance Fees
Board Meeting	$2,500 per day
Board Meeting via Telephone	$1,000
Committee Meeting	$1,300 if held on the day of or day prior to a Board meeting
$1,500 if held other than on the day of or day prior to a Board meeting
Committee Meeting via Telephone	$1,000
(2)
The amounts shown in this column reflect the financial accounting charges recorded in 2007 in accordance with the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 123 (revised 2004), No. 123R, Share-Based Payment ("SFAS 123R") for RSUs awarded in 2007 and prior years. These awards do not reflect actual amounts realized by the recipients. Prior to May of 2005, Directors received grants of stock options, rather than RSUs. The grant date fair value of the RSUs granted in 2007 was $84,070 for each Director except Mr. Drury, who did not receive a grant in 2007.

        As of December 31, 2007, each Director had the following aggregate number of outstanding stock options and RSUs as a result of Director compensation in 2007 and prior years, including additional RSUs as the result of dividend equivalents:

Name	Total Stock Options Outstanding at Fiscal Year End 2007 (shares)	Total RSUs Outstanding at Fiscal Year End 2007 (shares)
Betsy J. Bernard	7,820	4,891
Jocelyn Carter-Miller	7,820	6,509
Gary E. Costley	7,820	4,891
Michael T. Dan	0	2,874
David J. Drury	7,820	0
C. Daniel Gelatt	7,820	8,800
Sandra L. Helton	7,820	4,891
William T. Kerr	7,820	6,509
Richard L. Keyser	7,820	8,400
Arjun K. Mathrani	3,820	7,591
Elizabeth E. Tallett	7,820	8,400
Therese M. Vaughan	0	3,641

Deferred Compensation

        Directors may defer the receipt of their cash retainers and attendance fees under the Deferred Compensation Plan for Non-Employee Directors of Principal Financial Group, Inc. This Plan provides four investment options: phantom units tied to the Company's Common Stock, the Principal Investors Partners LargeCap Blend I Preferred Fund, the Principal Investors Real Estate Securities Preferred Fund, and the Principal Investors Bond & Mortgage Securities Preferred Fund. All of these funds, except the phantom units, are available to participants in Principal Life's 401(k) plan.

Directors' Stock Ownership Guidelines

        In August of 2006, the Board adopted a guideline that encourages Directors to accumulate a minimum level of Company stock ownership equal to five times their annual Board cash retainer as of the later of five years of adoption of the guideline or five years after joining the Board. The following count toward the ownership guideline: Common Stock, RSUs and phantom stock units obtained through the Deferred Compensation Plan for Non-Employee Directors of Principal Financial Group, Inc. This program is intended to ensure that Directors accumulate a meaningful amount of stock, which fosters commonality of interest with shareholders. In addition, the receipt of the Common Stock represented by the RSUs is deferred until the Director's retirement or termination of service from the Board.

Other

        Directors are reimbursed for travel and other necessary business expenses incurred in the performance of their services for the Company. They are also covered under the Company's Business Travel Accident Insurance Policy and Directors' and Officers' insurance coverage. Principal Life has a Directors' Charitable Matching Gift Program and it matches the charitable gifts up to an annual aggregate amount for each Director of $6,000 per calendar year. Directors' contributions to the United Way are also matched, up to $10,000 per year. These matching contributions are available during a Director's term and for three years thereafter. Directors who make gifts that Principal Life matches receive no financial benefit from the matching gifts because Principal Life receives the charitable contribution tax deductions for the matching gifts.

Perquisites

        Some Directors' spouses or partners accompany them to the annual Board strategic retreat. The Company has paid for their travel expenses and for some amenities for Directors and their spouses or partners at the retreat, such as meals and social events. In addition, Directors may purchase Principal Investors Funds mutual funds at net asset value, as may employees. The total value of these perquisites is less than $10,000 per Director.

EXECUTIVE COMPENSATION

Human Resources Committee Report

        The Human Resources Committee of the Company has reviewed and discussed the following Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussion, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

William T. Kerr, Chair Gary C. Costley Michael T. Dan Elizabeth E. Tallett

Compensation Discussion and Analysis

        This section of the Proxy Statement explains the Company's compensation goals and how and why compensation decisions were made for the Company's "Named Executive Officers":

  J. Barry Griswell, Chairman and CEO;
  Michael H. Gersie, Executive Vice President and Chief Financial Officer ("CFO");
  Larry D. Zimpleman, President and COO;
  John E. Aschenbrenner, President — Insurance and Financial Services; and
  James P. McCaughan, President — Global Asset Management.

Effective May 1, 2008, Mr. Zimpleman will become President and Chief Executive Officer, and Mr. Griswell will continue as Chairman. Further details on the processes and procedures for setting Executive compensation, including the role of the Committee's compensation consultant, are found under the heading, Human Resources Committee, on pages 12 and 13.

Introduction to 2007 Executive Compensation Decisions and Process

        The Human Resources Committee made calendar year 2007 compensation decisions for the Named Executive Officers based on the following key factors that are explained more fully below:

  •
  The Company's strategic and human resources objectives;

  •
  Competitive data for the Peer Group and for a broader group of diversified financial services companies;

  •
  Corporate and individual performance on key initiatives;

  •
  The CEO's and COO's compensation recommendations for other Executives;

  •
  The advice of the Committee's consultant; and

  •
  How each element of compensation stands on its own and how that element (and the amount intended to be paid pursuant to that element) relates to the other elements (and the amounts payable with respect to those elements) of compensation as a package.

        Every other year, the Committee commissions Cook, its compensation consultant, to conduct a comprehensive study to assure that the Company's executive compensation practices continue to be effective in achieving the Company's objectives and that they remain competitive with the market and compensation practices of companies in an appropriate peer group. For the years when Cook does not conduct a study, the Committee reviews its executive compensation philosophy and objectives and makes determinations on base salaries, target levels and actual awards under incentive compensation plans and other matters the Committee decides should be addressed. These determinations are based, in part, on survey data provided by the Human Resources Department staff and such additional information from Cook as the Committee requests. Cook has informed the Committee that the survey data the Human Resources Department staff provides is appropriate to consider.

        A comprehensive study was not undertaken by Cook in 2006 and the Committee did not make design changes to the Executive compensation program for 2007. The Committee established base salaries and annual and long-term incentive award opportunities for 2007 using the survey data provided by the Human Resources Department staff, Peer Group data from 2005 and the input from Cook it requested. The Committee used tally sheets to understand each element of compensation, by Executive and in total. On all matters that were not driven by a pre-established formula, Committee members exercised their judgment and discretion based on their backgrounds and experience and the input received from the other independent Board members. The Committee reached a consensus on each element of, and total compensation for, every Executive by asking questions, challenging assumptions, requesting needed additional information, and discussing matters in executive session among themselves, with management, with Cook and with the other independent Board members.

        In making compensation decisions based on 2007 performance, as explained below, the Committee took into account a number of factors, including:

  •
  The Company achieved all-time highs in 2007 for total Company Operating Earnings, earnings per share, operating revenues, return on equity and assets under management with 9% growth in earnings, 12% growth in earnings per share and 14% growth in operating revenues. The Company's assets under management increased by 21%; and return on equity increased to 16.4% at year-end, a 110 basis point improvement from the prior year.

  •
  There were record Operating Earnings in seven of the Company's 11 operating lines and record sales for each of the Company's three key retirement and investment offerings and the Individual Life division. Principal Global Investors had record third-party assets under management, which increased 48%, and Principal International had record assets under management, which increased 50%, from the prior year.

Overall Design Considerations of Our Executive Compensation Program

        The principal elements of executive compensation are base salary, annual and long-term incentives, and benefits. The Company also provides limited perquisites, severance and change in control benefits as discussed in further detail later in this section.

        Annual compensation — base salary and annual bonus — is paid in cash. Long-term incentive compensation is provided through stock-based awards. This mix of cash and equity makes it possible for the Company to attract highly skilled executives and ensure the appropriate link between pay, Company performance and results for shareholders.

        To ensure sufficient focus on achieving financial and strategic objectives and hold senior management most accountable for changes in shareholder value, the portion of total compensation provided in pay that varies based on performance increases with the importance of an Executive's role and responsibility. Because equity-based compensation creates the strongest alignment between management and shareholder interests, the Committee believes that it should constitute at least as large a portion of total compensation as annual cash, and for the Named Executive Officers, equity-based compensation is a substantially greater component of overall compensation.

        Providing a large portion of compensation as variable cash and equity-based incentive compensation is also financially efficient from economic and accounting perspectives, as the expense varies based on the extent to which performance objectives are achieved. Half of the equity awards in the long-term incentive program are performance share awards (the other half is options), designed such that the Company's expense is based on the value of the stock at the time of grant (i.e., changes in the underlying value of the stock that occur after grant are generally not required to be recognized in determining the total expense) and compensation expense is incurred only to the extent that performance goals are achieved. Further, as part of its study every other year, Cook performs an analysis to ensure that total share dilution and the economic costs of long-term incentives are set at a reasonable and affordable level.

        The Committee also considers the tax consequences of each element of compensation. Compensation is financially efficient from a tax perspective if the Company can deduct the compensation on its tax returns and avoid any excise taxes or penalties for the Company and its Executives. Section 162(m) of the Tax Code places a limit of $1,000,000 on the amount of compensation for each Named Executive Officer (other than the CFO) that the Company may deduct in any one year. There is an exception to the $1,000,000 limitation for performance-based compensation that meets certain requirements. Annual cash incentive compensation, stock option awards and performance share awards are generally performance-based compensation meeting those requirements, and are therefore deductible. The Committee generally structures Executive compensation so that it qualifies for a full tax deduction, but it may provide compensation to Executives that is not deducible if it determines that it is in the best interests of the Company and its shareholders.

Use of External Compensation Data and Tally Sheets

        The Committee reviews the group of companies it uses to compare Executive compensation practices (the "Peer Group") every other year as part of Cook's comprehensive study. Cook provides information and analysis and recommends an appropriate Peer Group after interviews with Committee members and management. Cook's recommendations for an appropriate Peer Group of public, similarly-sized, diversified financial services, insurance and asset management companies take into account the Company's and the competitors' strategy, mix of business, market capitalization, number of employees and one and three-year financial results. The Committee makes the decision on the companies to be included in the Peer Group. The 11 companies in the Peer Group used for 2007 compensation comparisons were:

CIGNA	Manulife
Franklin Resources	MetLife
Genworth Financial	Nationwide
Hanover (formerly Allmerica)	Prudential Financial
Hartford Financial Services	Sun Life Financial
Lincoln National

        These companies are the major competitors in one or more of the Company's businesses, but none represent the same business mix or emphasis characteristic of the Company. Some of these companies have higher market capitalization and revenue than the Company and some have lower market capitalization and revenue than the Company. For this reason, we target compensation for the Named Executive Officers at the median of the compensation of the named executive officers at the Peer Group companies. Cook provides compensation information on an executive-by-executive basis and for the named executive officers of the Peer Group as a group with respect to their base salaries and annual and long-term incentive compensation. Base salaries and target annual and long-term incentive compensation for our Executives may be more or less than the median compensation of the Peer Group when the Committee determines it is warranted by individual and/or Company performance, the importance of the position or Executive to the Company at the current time and other retention factors. Also, actual compensation realized by the Executive fluctuates above or below target levels for incentive plans based on individual Executive performance and the performance of the Company as measured by operating results and changes in shareholder value. The Committee reviews the Company's performance against the performance of Peer Group companies to confirm that the Company's compensation is reasonable relative to its financial performance.

        In addition to the analysis of compensation relative to the Peer Group, annual data from published industry surveys produced by third parties provides additional context for the Committee's discussions(2). Further, every two to three years, the Company's non-cash benefit programs are compared with over 100 diversified financial services companies from across the country. This is a larger group than the Peer Group because the information is used in designing and evaluating our broad-based employee benefit programs. Benefit programs are also compared against those of local employers in Des Moines, Iowa, due to the Company's significant employee population in that location.

(2)
The surveys used are the Towers Perrin Diversified Insurance Study of Executive Compensation, The Towers Perrin Financial Services Industry Executive Compensation Database and the McLagan Partners Investment Management Survey. The names of the companies participating in these surveys are included in Appendix A.

        Each year, the Committee reviews the total compensation paid to the Executives by reviewing compensation reports, called tally sheets. The tally sheets include the dollar value of base salary, annual and long-term incentive awards earned, deferred compensation, outstanding equity awards, benefits, perquisites and potential payments for termination scenarios. The information enables the Committee to analyze the value of total compensation and compensation actually delivered versus the compensation opportunities originally established by the Committee. This information is an important part of the analysis used by the Committee in making future compensation decisions on any element of compensation and in the design of the incentive plans, benefits and perquisites. The tally sheets are also used to help the Committee determine that the Executive compensation program is consistent with the Company's compensation philosophy and desired positioning relative to market data.

Base Salary

        Base salary creates a level of compensation for Executives that is not dependent on Company performance and enables the Company to attract and retain highly skilled individuals at an affordable level of fixed expense. Salaries are intended to be competitive with the market for comparably talented Executives, and individual rates vary above and below the market median. When determining base salary for each Executive, the Committee considers the Peer Company median for comparable executive positions as well as the survey data referenced above, the Executive's proficiency in a specific role, the Executive's work experience, the importance of the position to the Company, how difficult it would be to replace the Executive, and the Executive's performance. Salary increases, if any, generally take effect the first pay period in March of each year. Salary may also be reviewed when an Executive is promoted or has a significant change in responsibilities. Base salary increases for 2007 were:

Named Executive Officer	Percentage Increase
Griswell	0
Gersie	4.0
Zimpleman	4.2
Aschenbrenner	3.6
McCaughan	3.8

        Mr. Griswell's base salary did not increase from 2006 because his salary is $1,000,000, the greatest amount the Company may deduct in any one year for the Chief Executive Officer (except for performance-based compensation). The base salaries of the other Named Executive Officers were increased based on individual performance and in accordance with the Company's overall salary policy for 2007, and remained at approximately the median of the Peer Group.

Annual Incentive Pay

        To assist the Committee in its determination of the proper annual incentive payment, target annual incentive awards are set as a percentage of each Named Executive Officer's base salary. For 2007, the Committee approved the following target awards (if all goals are 100% achieved) for Named Executive Officers, expressed as a percentage of base salary. The Committee also approved the maximum awards for achieving performance above target.

Named Executive Officer	Target Award	Maximum Award
Griswell	150%	450%
Gersie	75%	225%
Zimpleman	125%	375%
Aschenbrenner	100%	300%
McCaughan	250%	750%

        The target awards shown above did not change from 2006, and were established by the Committee to be at about the median of the Peer Group. Mr. Griswell's target award opportunity is greater than that of Mr. Gersie, Mr. Zimpleman and Mr. Aschenbrenner because he has overall responsibility for the Company and greater responsibilities than the other Named Executive Officers. The target award opportunity is greater for Mr. Zimpleman than for Mr. Aschenbrenner as Mr. Zimpleman has responsibility for all operating divisions and Mr. Aschenbrenner has responsibility for only the Life and Health division. The award opportunities for Mr. McCaughan were established by the Committee to be competitive with award opportunities of senior executives within asset management firms.

        The annual incentive awards for Named Executive Officers are made under the Principal Financial Group, Inc. Annual Incentive Plan ("Annual Incentive Plan"), which has been approved by our shareholders. The Annual Incentive Plan establishes a maximum annual bonus pool of 2% of annual income from the Company's continuing operations, minus net realized and unrealized gains and losses, as reported in the Company's financial statements ("Bonus Pool"). In addition, maximum bonuses are established under the plan for each Named Executive Officer based on pre-established percentages of the Bonus Pool. The Committee must operate within these maximums. The Committee uses its discretion to determine awards which are lower than the maximums. One way the Committee has done this is to establish the target and maximum amounts shown in the table above.

        The Committee also makes a subjective assessment of corporate performance, as well as individual performance, using the broad-based annual incentive plan for employees (the "PrinPay Plan"). The Committee establishes a "Component Score," which can range from 0 to 200% of target, based on its assessment of corporate performance. The Component Score is then multiplied by an individual score, which can be 0 or range from 50% to 150% of target, based on its assessment of the Named Executive Officer's individual performance. As a result, total bonus opportunities range from 0 to 300% of target, not to exceed the maximum award established under the Annual Incentive Plan.

How We Determined the 2007 PrinPay Corporate Performance Measure, Target and Achievement

        We have a number of different financial services businesses and this diversification has been important to the Company's success. In a given year, some of the businesses may perform very well and others may perform less well. For example, some of our businesses, such as our asset accumulation businesses, are more heavily dependent on how well the stock market performs. Other businesses, such as our Life and Health insurance businesses, are not so directly tied to financial market performance and depend more heavily on other performance factors. This diversification allows the Company to be successful in more years than not.

        Each of these businesses has its own drivers that ultimately determine how well the business performs. For our U. S. Asset Accumulation businesses, the drivers include account values, sales, net cash flows, distribution, market performance and operating efficiency. For Global Asset Management, the drivers include assets under management, investment performance, fee revenues, new business mandates, net cash flows, market performance and operational efficiency. For our Life and Health insurance businesses, drivers include sales, premiums, fees, deposits, number of covered members, mortality and morbidity experience, distribution and operational efficiency. All of these businesses are tied together by our strategic focus on the small-to-medium business market, delivering retirement and employee benefit solutions including retail rollover opportunities, and global asset management.

        All of our businesses are important to achieving this strategic focus. In order for the Company to be successful, the different businesses must work together to achieve overall Company goals rather than competing with each other. For that reason, we have the PrinPay Plan, a broad-based annual incentive plan for employees. The PrinPay Plan is funded by the level of Operating Earnings achieved for the year.(3) Operating Earnings is our key financial benchmark for determining the overall performance of the Company's normal, ongoing operations, year over year. It is also the financial measure used by Wall Street financial analysts in judging our performance. We believe strong growth in Operating Earnings is the right focus for the PrinPay Plan because, if accomplished year after year, it produces long-term value for our shareholders. For the period from 2001 - 2006, the Company's cumulative annual average growth rate in Operating Earnings was 11%. Over the same period, the Company's cumulative annual growth rate in share price was 20%. All of the business drivers in each of the businesses, including the focus on our customers and our employees, roll up into the overall end result of the level of achievement of Operating Earnings, so that all employees may understand the specific work efforts needed from their business unit to support the corporate goal and to be successful.

(3)
Operating Earnings is a financial measure commonly used in the financial services industry. Operating Earnings are determined by adjusting GAAP net income available to common shareholders for net realized/unrealized capital gains and losses, as adjusted, and other after-tax adjustments not indicative of overall operating trends. Operating Earnings, computed in this manner, provide an indication of the performance of a company's normal, ongoing operations, which is important in understanding and evaluating financial conditions and results of operations on the same basis used by securities analysts. Business unit and individual goals support the achievement of the stated level of Operating Earnings as well as other financial, operational and strategic initiatives and objectives that are critical to the Company's success.

        The Board of Directors and the Committee instructed management to develop a target performance number that would be a stretch to achieve in 2007, but that would be attainable, based on 2006 results. Management recommended, and the Committee approved, target Operating Earnings achievement for the 2007 PrinPay plan of $1,069.0 million. This was an increase of 10% over 2006 Operating Earnings and was arrived at by reviewing each of the businesses and their prospects for Operating Earnings achievement in 2007. The Board of Directors reviewed information presented by each business unit on the work effort required to achieve its stretch Operating Earnings goal. Each area presented projected Operating Earnings increases for the year, which totaled the corporate Operating Earnings recommendation. In addition, each area provided the needed increases in sales, premiums, fees or deposits and client retention rates, and expense growth rates necessary to support achievement of the business unit's Operating Earnings goal. Equity market performance was assumed to increase 2% per quarter in arriving at the goals.

        In January 2007, the Committee approved the following corporate Operating Earnings target goal, which is reflected in the table below under the heading 100%, and the following overall performance scale for 2007:

Performance Scale

Payout Percentage	50%	75%	100%	150%	200%
Operating Earnings in millions	$908.7	$988.8	$1,069.0	$1,149.2	$1,229.4

        In January 2008, the Committee approved a score of 88% on the above performance scale for corporate performance in 2007. The Company's Operating Earnings for 2007 were $1,058.4 million. Management recommended, and the Committee agreed, that extraordinary items totaling $29.1 million should be deducted from this Operating Earnings result in determining the Corporate PrinPay score as they are primarily accounting true-ups and do not reflect how well the businesses are performing. The Committee then applied the adjusted Operating Earnings of $1,029.3 million to the above performance scale, which produced the corporate score of 88% under the PrinPay Plan.

Individual Performance Factors

        In February of 2007, the Committee established individual performance factors for the Named Executive Officers in the following four categories: Financial, Customer, Internal and Learning and Growth. The material individual performance factors are discussed below.

        Financial.    Each of the Named Executive Officers had a goal within the Financial category of leading the organization in achieving the corporate Operating Earnings performance goal described above. Mr. Griswell, as Chairman and CEO, and Mr. Zimpleman, as President and COO, had specific Operating Earnings, sales and revenue growth goals for all of the major operating areas of the Company. Mr. Griswell had a goal with respect to the Company's net income and managing capital losses to a certain level. As Division heads, Mr. Aschenbrenner and Mr. McCaughan had Operating Earnings goals associated with each of their businesses that would support achievement of the overall corporate goal, as well as specified sales and revenue growth goals. Mr. McCaughan had specific goals on investment performance related to asset management industry performance rankings. As CFO, Mr. Gersie's goals centered on the effective management and utilization of the organization's capital and development of risk management metrics.

        Customer.    All of the Named Executive Officers had goals with regard to growing and expanding customer relationships. Mr. Gersie's goals were also based on maintaining effective relationships with the Company's rating agencies and investors.

        Internal.    Mr. Griswell had goals regarding promotion of the Company's brand, developing a comprehensive risk management platform for the Company, and furthering the Company's identified retail strategies. Mr. Zimpleman had a goal with regard to the integration and success of the WM Advisors acquisition. Mr. Gersie's goals related to organizational excellence and comprehensive risk management efforts.

        Learning and Growth.    Each of the Named Executive Officers had goals with respect to the Company's diversity efforts and making the Company a great place to do great work, including managing talent and building leader effectiveness.

Final Annual Incentive Pay Award Determination

        In arriving at the final annual incentive awards for the Named Executive Officers, the Committee took into account how well the Company did in achieving its Operating Earnings goal under the PrinPay Plan and the other factors regarding Company performance outlined above, as well as its assessment of each Named Executive

Officer's performance based on the individual goals as described. The annual incentive award for each of the Named Executive Officers, expressed as a percentage of his target award set forth above, is as follows:

Named Executive Officer	Award
Griswell	100%
Gersie	90%
Zimpleman	100%
Aschenbrenner	85%
McCaughan	105%

        Executives may defer annual cash incentive awards into a nonqualified supplemental savings plan ("Excess Plan"), as shown in the Non Equity Incentive Compansation column of the Summary Compensation table, described on page 27.

Long-term Incentive Compensation

        The long-term incentive compensation program is designed to ensure that the interests of Executives are aligned with those of shareholders so that the compensation actually received by the Executives reflects both the degree to which multi-year financial objectives are achieved and shareholder value is increased. A long-term focus is critical because the Company competes in businesses in which long-term performance is important, such as retirement products, life insurance and asset management. The long-term incentive compensation program also encourages cooperation among Executives, some of whom represent various business divisions, in pursuing corporate-wide goals.

        The Committee establishes a target long-term award opportunity for each Named Executive Officer stated as a percentage of each Executive's base salary based on Peer Group and survey data, as referenced above, and the advice of its consultant. The Committee uses the following factors to adjust the target award opportunity and determine the actual percentage of base salary to be awarded to each Named Executive Officer ("Adjusted Target Award Opportunity"): current competitive market data, the Executive's past performance, the Executive's current compensation, any retention issues or concerns, the importance of the Executive to the Company over the long term and the potential impact that Executive could have on the Company's results, and the Executive's performance relative to his or her peers within the Company. However, grants are generally administered such that the aggregate grants do not exceed the sum of the target grants for all participants. The Targets and Adjusted Target Award Opportunities for 2007 were:

Named Executive Officer	Target	Adjusted Target Award Opportunity
Griswell	600%	600%
Gersie	225%	250%
Zimpleman	400%	400%
Aschenbrenner	275%	275%
McCaughan	275%	300%

        Mr. Griswell's award opportunity is greater than that of the other Named Executive Officers because he has overall responsibility for the Company. Mr. Zimpleman's target award opportunity was increased from 275% in 2006 due to his promotion to President and COO and increasing responsibilities for all of the Company's operations, and was not adjusted. The target award opportunity for Mr. Gersie was adjusted upward from 225% based on market data and his performance. Mr. McCaughan's target award opportunity was adjusted upward from 275% in recognition of his performance and the growing importance of global asset management to the Company's overall success.

        For Named Executive Officers, one-half of the Adjusted Target Award Opportunity is granted in stock options and one-half in performance shares that vest based on both continued service and the achievement of certain financial objectives over a three-year period (with each three-year period treated as a "Performance Cycle"). Performance share awards entitle the Executive to earn shares of Common Stock if certain levels of performance are achieved. The Committee uses stock options as part of the long-term incentive program because options are an effective way to link an Executive's compensation to changes in shareholder value. The weighting is not based on a specific formula or algorithm, but rather is intended to create a balance between the achievement of specific operating performance objectives and changes in shareholder value based on the Committee's judgment, which may change from time to time. Realized compensation may vary considerably from the Adjusted Target Award

Opportunity based on the Company's performance and changes in share price that occur after the grant. The number of stock options awarded to each Named Executive Officer in a given year is calculated by dividing the present value of one option into the portion of the Adjusted Target Award Opportunity (50%) to be delivered in options, using the Black-Scholes model (but adjusting for the possibility that some options may be forfeited because Executives may terminate their employment prior to the stock options vesting). The target number of performance shares for each Executive is determined by dividing the average stock price for the 20 trading days prior to the grant into the portion of each Executive's Adjusted Total Award Opportunity (50%) to be delivered in performance shares.

        For the 2007 performance share awards, the performance requirements are achievement of pre-determined return on equity ("ROE") and earnings per share ("EPS") targets. For this purpose, the ROE criteria require attaining a simple average of an ROE of 10% for the calendar years during the 2007 - 2009 three-year performance period. If the ROE objective is not met, the performance shares will not be earned or paid out. The EPS targets are measured against the cumulative EPS during the same three-year period. To receive a target award, the Company must have a cumulative EPS of $13.34, and a maximum award (200% of target) will be paid at an aggregate EPS of $13.94. The minimum award (25% of target) will be paid at a cumulative EPS of $12.18. If the ROE and EPS goals are achieved, the number of performance shares an Executive earns is determined using a scale based on the cumulative earnings per share. Depending on the actual ROE and EPS achieved, Executives may earn between 0 and 200% of the target number of shares that were granted at the beginning of the Performance Cycle. When combined with the Operating Income measure used in the Annual Incentive Plan, use of ROE and EPS for this portion of the long-term incentive ensures a balanced focus on both short-term and multi-year profitability and the efficient use of capital.

        Executives may defer the receipt of performance share awards that are earned and would otherwise be paid shortly after the performance period ends.

Timing of Stock Option Awards and Other Equity Incentives

        Annual grants of stock options and performance shares for the Company's Executives are determined by the Committee at its February meeting. The Committee formalized its long-standing practices by adopting a policy regarding granting stock option and other equity awards. Under this policy, the grant date for all approved stock options and other stock-based awards shall never be earlier than the date of approval, and shall be:

  •
  for all annual awards to Executives, the date of approval by the Committee;

  •
  for new employees and promotions, the later of the date of approval or the employee's hire/promotion date;

  •
  in the event of an award connected with an established stock program for non-Executives, the later of the date of approval or the grant date established by the stock program; and

  •
  for any other awards, the date of approval.

        The exercise price for each stock option award is determined in accordance with the Principal Financial Group 2005 Stock Incentive Plan ("2005 Stock Incentive Plan"), which provides that options will have an exercise price no less than the fair market value of a share of Common Stock on the date on which the option is granted.

Authority of the CEO and the President to Grant Equity Awards

        Under the 2005 Stock Incentive Plan, the Committee has delegated authority to the CEO and the President to make certain equity awards to sales agents and non-Executive employees for new hires, promotions, retention and recognizing superior performance. The CEO and the President report on these grants at the next regular Committee meeting. The total awards granted by the CEO and the President may not exceed 250,000 shares per year.

Stock Ownership Guidelines

        Executives are required to own stock in the Company to ensure their interests are aligned with the shareholders' interests. This requirement is based on multiples of base salary and job level. Executives must obtain the required level of stock ownership within five years of attaining their job level. The amount of stock ownership is determined by multiplying the shares or interests owned by the stock price at any given point in time. The following count toward the ownership guideline: Common Stock; deferred stock-based units; interests in Common Stock held in Principal Life's 401(k) Plan; RSUs; performance share units earned, whether paid in stock or deferred; and phantom stock units under the Excess Plan. The guidelines are:

Executive Level	Ownership Value as a Multiple of Base Salary
CEO	5 times
President and COO	4 times
Division Presidents and Executive Vice Presidents	3 times

        All of the Named Executive Officers are in compliance with these guidelines.

Benefits

        The Named Executive Officers participate in Principal Life's broad-based employee benefits program, including a qualified pension plan, a 401(k) plan, group health and disability coverage, group life insurance, a discounted employee stock purchase plan, paid time off, and flexible spending account plans. Principal Life also offers a non-qualified supplemental pension plan (the "SERP" and the Excess Plan). These benefits are offered to attract and retain talent within the organization and provide long-term financial security to employees. The SERP helps the Company attract mid-career Executives and retain Executives by providing competitive retirement benefits. The SERP is coordinated with the qualified pension plan and is designed to restore benefits that otherwise would accrue to Executives in the absence of Tax Code limitations on qualified pension plans and to target a replacement ratio of approximately 65% of average cash compensation, including Social Security benefits and the qualified and non-qualified pension plans. Refer to the narrative to the Pension Benefits Table on page 31 for additional information about the SERP and the qualified pension plan. Principal Life maintains the Excess Plan to help attract and retain Executives by allowing executives to save for retirement and to provide matching contributions on those savings, without regard to the limitations imposed by the Tax Code on qualified defined contribution plans. Refer to the narrative to the Non-Qualified Defined Contribution and Other Deferred Compensation Plans Table on page 33 for additional information about the Excess Plan.

        Effective January 1, 2006, Principal Life made several changes to the broad-based employee retirement program that affected all employees, and similar changes were also made to the corresponding Excess Plan and SERP. In general, the pension and SERP benefit formulas (both traditional and cash balance) were reduced and the 401(k) matching contribution was increased. Employees who were age 47 or older with at least ten years of service on December 31, 2005, could elect to retain the prior benefit provisions. Employees who elected to retain the prior benefits are referred to as "Grandfathered Choice Participants." These changes were made to better align the pension and 401(k) plans with current market practice, while not adversely impacting more tenured employees.

        The value of the retirement and savings plans are targeted to be, in the aggregate, slightly above the median of diversified financial services companies because a large portion of the Company's business centers on the sale of retirement products. The traditional pension plan benefit for Grandfathered Choice Participants has a market value well above the median and the 401(k) plan match for Grandfathered Choice Participants is below market median. These benefits, too, were originally designed to be slightly above market median to attract and retain employees. As retirement plans evolved in the marketplace, their value has changed, leading to the realignment with market in 2006.

        All other benefits are targeted at market median in the aggregate, which supports the Company's benefit strategy and aids in attracting and retaining talent.

Change of Control and Separation Pay

        The Committee believes it is in the best interests of the Company and its shareholders to:

  •
  assure that the Company will have the continued service of its Executives;

  •
  reduce the distraction of these Executives that would result from the personal uncertainties caused by a pending or threatened Change of Control;

  •
  encourage the Executives' full attention and dedication to the Company; and

  •
  provide the Executives with compensation and benefits upon a Change of Control that ensure that the reasonable expectations of the Executives will be satisfied and arrangements are competitive with those of similar businesses.

        For these reasons, the Company has entered into "Change of Control" employment agreements with each of the Named Executive Officers. These agreements would help the Executives more fairly evaluate a potential acquisition of the Company, particularly when the acquisition would result in termination of the Executive's employment. The terms of and benefits provided under these Change of Control employment agreements are based on market practice and do not impact the decisions made regarding other components of the Named Executive Officers' compensation. When entering into these agreements, the Committee reviewed survey data and the Change of Control practices of other public insurance and financial services companies. The Committee continues to review market practices in this area for potential future changes in these agreements.

        All benefits provided to the Executives upon a Change of Control are paid after both a Change of Control and qualifying termination of employment have occurred (sometimes referred to as a "double-trigger"), except the then current value of the Executive's Excess Plan and SERP will be paid upon a Change of Control to ensure that the value of those plans does not erode upon the sale of the Company or other transaction resulting in a Change of Control.

        The Company's severance plans cover employees whose employment is terminated by the Company due to a reorganization or reduction in the workforce. Additional payments may be permitted in some circumstances as a result of negotiations with Executives, particularly when the Company requests additional covenants from the Executives. Terms of the severance provisions for Mr. Griswell and Mr. Zimpleman were based on market practice, and did not impact the decisions made regarding other components of their compensation.

Perquisites

        The Company has few perquisites for Executives that are not offered to all employees. Mr. Griswell uses corporate aircraft for personal and business travel, and his family sometimes accompanies him. Mr. Griswell is responsible for income taxes on the amounts related to imputed income for personal use of the aircraft. This perquisite helps maximize Mr. Griswell's efficiency and security. The Company allows spouses to travel with employees when using the Company plane for business purposes when space is otherwise available. This results in no incremental cost to the Company, and income is imputed to the employee. Executives receive limited financial planning assistance and one physical examination per year. We provide these benefits to help our Executives efficiently manage their time and financial affairs and to allow them to minimize their distractions from business issues. Other than these perquisites, Executives have the same amenities as all other employees, such as tuition and industry education reimbursement and on-site fitness center facilities.

        The Principal Financial Group Foundation, Inc. matches charitable gifts made by employees of Principal Life, its domestic subsidiaries and affiliates to institutions of higher learning with an annual maximum of $3,500, public and private K-12 schools (annual maximum of $500) and United Way (no maximum). Principal Life matches Mr. Griswell's charitable gifts to institutions of higher learning and entities organized under Tax Code Section 501(c)(3) up to $100,000 per year. The higher match amount for Mr. Griswell reflects his position as a community leader and his strong interest in philanthropy, and is taken into account in the Company's good works budget. Subject to the limitations contained in the Tax Code, Principal Life receives charitable contribution tax deductions for these matching gifts.

Summary Compensation Table

        The following table sets forth the compensation paid to the Named Executive Officers for services provided to the Company and its subsidiaries during 2007.

Name	Year	Salary $(1)		Bonus $		Non Equity Incentive Compensation(2)		Stock Awards $(3)(4)		Option Awards $(3)		Change in Pension Value and Non-qualified Deferred Compensation Earnings(5)		All Other Compensation $(6)		Total $(7)
Griswell Chairman and CEO	2007 2006	$ $	1,000,000 1,000,000	$ $	0 0	$ $	1,320,000 2,500,000	$ $	2,821,067 7,184,122	$ $	4,290,707 4,242,446	$ $	2,190,778 1,733,536	$ $	214,976 188,820	$ $	11,837,528 16,848,924
Gersie Executive Vice President and CFO	2007 2006	$ $	485,185 465,192	$ $	0 0	$ $	287,472 498,919	$ $	552,072 1,369,521	$ $	756,643 845,325	$ $	776,607 660,484	$ $	29,524 29,063	$ $	2,887,502 3,868,504
Zimpleman President and COO	2007 2006	$ $	620,354 582,904	$ $	0 0	$ $	682,389 1,092,945	$ $	1,332,557 873,570	$ $	1,220,469 978,758	$ $	1,391,557 924,352	$ $	65,846 53,738	$ $	5,313,171 4,506,267
Aschenbrenner President — Insurance and Financial Services	2007 2006	$ $	571,154 550,192	$ $	0 0	$ $	428,365 632,721	$ $	741,686 1,965,397	$ $	1,135,634 1,130,937	$ $	979,451 1,008,856	$ $	40,970 43,632	$ $	3,897,260 5,331,735
McCaughan President — Global Asset Management	2007 2006	$ $	541,154 522,115	$ $	0 0	$ $	1,244,654 1,984,039	$ $	882,340 699,431	$ $	821,319 808,249	$ $	215,242 146,603	$ $	153,137 161,151	$ $	3,857,846 4,321,588

(1)
Includes 2007 salary deferred into the qualified 401(k) plan and the Excess Plan, as shown below (information detailing deferrals for 2006 was included in last year's proxy statement):

Name	401(k) Employee Contributions	Excess Plan Employee Contributions	Total Employee Contributions
Griswell	$18,269	$48,461	$66,731
Gersie	$11,731	$31,584	$43,315
Zimpleman	$14,038	$50,497	$64,535
Aschenbrenner	$12,471	$32,510	$44,981
McCaughan	$13,077	$35,215	$48,292
(2)
The amounts shown represent annual incentive compensation awards earned in 2007 and paid in 2008, and include the following amounts deferred into the qualified 401(k) Plan and Excess Plan (information detailing deferrals for 2006 was included in last year's proxy statement):

Name	Employee Contributions on Incentive Pay
Griswell	$79,392
Gersie	$23,498
Zimpleman	$66,961
Aschenbrenner	$29,986
McCaughan	$100,027
(3)
Amounts reported are the aggregate amounts of expense recorded in 2007 for financial accounting purposes in respect of stock awards and stock options outstanding in 2007, including awards and options granted prior to 2007. The assumptions for the valuation of stock and option awards under SFAS 123R for awards included in the Summary Compensation Table:

Grant Date	Exercise Price	Volatility	Expected Term	Dividend Yield	Risk-Free Interest Rate
February 25, 2003	$27.57	38.60	6 years	0.907%	3.15%
February 24, 2004	$36.30	39.20	6 years	1.240%	3.27%
February 28, 2005	$39.02	16.58	6 years	1.410%	4.09%
February 27, 2006	$49.25	16.16	6 years	1.320%	4.64%
June 1, 2006	$54.45	15.56	6 years	1.194%	5.04%
February 26, 2007	$62.63	23.64	6 years	1.277%	4.62%

The exercise price also represents the grant date fair value of each RSU or performance share granted on such date.

(4)
Performance shares will be earned and paid in shares of Common Stock only if performance requirements are met or exceeded. The performance shares are eligible for dividend equivalents. The dividend equivalents are also subject to the same performance requirements as the performance share awards and are only earned if the performance measures are met or exceeded.

In addition, RSUs have been awarded to the Named Executive Officers in prior years as a form of long-term incentive compensation.

(5)
Assumptions underlying the determination of the amount of increase in actuarial value for both the qualified and non-qualified pension plans are illustrated on page 31. Changes in these assumptions and compensation changes will impact this value annually. There are no above market earnings.

(6)
All Other Compensation for the Named Executive Officers consists of the following:

Name	Perquisites and Other Personal Benefits (a)		Tax Reimbursements/ Gross-Ups	Principal Life Contributions to Defined Contribution Plans (c)	Total $
Griswell	$109,976	(b)	$0	$105,000	$214,976
Gersie	$0		$0	$29,524	$29,524
Zimpleman	$14,446		$0	$51,400	$65,846
Aschenbrenner	$4,854		$0	$36,116	$40,970
McCaughan	$1,625		$0	$151,512	$153,137

  (a)
  Represents the incremental aggregate cost to the Company for all perquisites provided during the year, including personal financial planning services, physical examinations, and Mr. Griswell's personal use of corporate aircraft.

  (b)
  Amounts for personal use of corporate aircraft by Mr. Griswell and his family members included in the table represent the aggregate incremental cost to the Company of $102,567. The aggregate incremental cost includes fuel, landing fees, and expenses for pilot meals and lodging. Mr. Griswell pays income taxes on the amount of income imputed to him for personal use of the aircraft, and he is not reimbursed for these taxes.

  (c)
  The amounts shown below are Principal Life's matching contributions to the 401(k) Plan and the Excess Plan. The Excess Plan matching contributions are also included in Principal Life's Contributions in the Non-Qualified Deferred Compensation and Other Deferred Compensation Plan table on page 33.

Name	401(k) Matching Contributions Made by Principal Life	Excess Plan Matching Contributions Made by Principal Life	Total
Griswell	$6,750	$98,250	$105,000
Gersie	$5,813	$23,711	$29,524
Zimpleman	$5,813	$45,587	$51,400
Aschenbrenner	$3,546	$32,570	$36,116
McCaughan	$11,625	$139,887	$151,512
(7)
Sum of the total dollar value of the other columns in this table.

Grants of Plan-Based Awards for Fiscal Year End December 31, 2007

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Option Awards: Number of Securities Underlying Options (#)(4)
										Exercise or Base Price of Option Awards ($/Sh)(5)	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Approval Date	Threshold ($)	Target ($)(1)	Maximum ($)(2)	Threshold (#)	Target (#)	Maximum (#)
Griswell	2/26/2007 2/26/2007	2/26/2007 2/26/2007	$375,000	$1,500,000	$11,000,000	11,969	47,877	95,754	179,785	$62.63	$ $	2,866,601 3,234,332
Gersie	2/26/2007 2/26/2007	2/26/2007 2/26/2007	$90,972	$363,888	$1,091,665	2,438	9,751	19,502	36,615	$62.63	$ $	583,834 658,704
Zimpleman	2/26/2007 2/26/2007	2/26/2007 2/26/2007	$193,861	$775,442	$5,500,000	4,989	19,955	39,910	74,935	$62.63	$ $	1,142,220 1,250,961
Aschenbrenner	2/26/2007 2/26/2007	2/26/2007 2/26/2007	$142,788	$571,154	$3,700,000	3,155	12,618	25,236	47,380	$62.63	$ $	755,494 852,366
McCaughan	2/26/2007 2/26/2007	2/26/2007 2/26/2007	$338,221	$1,352,885	$3,700,000	3,262	13,047	26,094	48,990	$62.63	$ $	713,948 806,023

(1)
The target award shown is the maximum aggregate award payable under the Annual Incentive Pay Plan for the Named Executive Officers, based on the Bonus Pool. The maximum amount payable to each Named Executive Officer is a percentage of the Bonus Pool: 40% for the CEO; 20% for the second highest paid Named Executive Officer; and 13% for each other Named Executive Officer. In determining the actual annual incentive award payable, the Human Resource Committee exercises negative discretion to reduce the amount payable from the maximum award determined under the Annual Incentive Pay Plan. As described on pages 20-23, the factors used in determining the actual amount payable were bonus targets established as a multiple of base salary, the extent to which the goals that were established for PrinPay were achieved, the Committee's assessment of certain corporate goals and the individual performance of each Named Executive Officer.

(2)
This table reflects performance shares granted on February 26, 2007.

(3)
The options vest in three equal annual installments beginning on the first anniversary of the grant date. The options are not eligible for dividend equivalents. The number of stock options awarded to each Named Executive Officer in a given year is calculated by dividing the present value of one option into the portion of the Adjusted Target Award Opportunity (50%) to be delivered in options, using the Black-Scholes model (but adjusting for the possibility that some options may be forfeited because Executives may terminate their employment prior to the stock options vesting).

(4)
The per-share option exercise price is the closing price of the Common Stock on the date of grant.

(5)
Represents the grant date fair value of the award at target.

Outstanding Equity Awards At Fiscal Year-End December 31, 2007

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have not Vested (#)(2)	Market Value of Shares or Units of Stock That Have not Vested (#)(3)	Equity Incentive Plan Awards: Number of Unearned Shares. Units or Other Rights That Have not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares Units or Other Rights That Have not Vested ($)(3)
Griswell	2/24/2004 2/28/2005 2/27/2006 2/26/2007	200,000 272,156 80,963 0	0 136,079 161,927 179,785	$ $ $ $	36.30 39.02 49.25 62.63	2/24/2014 2/28/2015 2/27/2016 2/26/2017	39,052	$2,688,340	16,144 12,131	$ $	1,111,370 835,098
Gersie	2/25/2003 2/24/2004 2/28/2005 2/27/2006 2/26/2007	5,620 50,850 45,416 15,855 0	0 0 22,709 31,710 36,615	$ $ $ $ $	27.57 36.30 39.02 49.25 62.63	2/25/2013 2/24/2014 2/28/2015 2/27/2016 2/26/2017	6,517	$448,630	3,162 2,471	$ $	217,638 170,086
Zimpleman(5)	4/29/2002 2/25/2003 2/24/2004 2/28/2005 2/27/2006 6/1/2006 2/26/2007	41,095 48,353 77,790 72,123 27,628 373 0	0 0 0 36,062 55,257 747 74,935	$ $ $ $ $ $ $	27.48 27.57 36.30 39.02 49.25 54.45 62.63	4/29/2012 2/25/2013 2/24/2014 2/28/2015 2/27/2016 6/1/2016 2/26/2017	10,348	$712,356	5,509 75 5,056	$ $ $	379,257 5,129 348,072
Aschenbrenner	2/25/2003 2/24/2004 2/28/2005 2/27/2006 2/26/2007	27,290 79,345 72,123 22,466 0	0 0 36,062 44,934 47,380	$ $ $ $ $	27.57 36.30 39.02 49.25 62.63	2/25/2013 2/24/2014 2/28/2015 2/27/2016 2/26/2017	10,348	$712,356	4,480 3,197	$ $	308,403 220,099
McCaughan	4/29/2002 2/25/2003 2/24/2004 2/28/2005 2/27/2006 2/26/2007	79,030 80,950 74,960 61,303 21,253 0	0 0 0 30,652 42,507 48,990	$ $ $ $ $ $	27.48 27.57 36.30 39.02 49.25 62.63	4/29/2012 2/25/2013 2/24/2014 2/28/2015 2/27/2016 2/26/2017	8,796	$605,517	4,238 3,306	$ $	291,727 227,568

(1)
Of the options granted on February 24, 2004, one-third vested on February 24, 2005, one-third vested on February 24, 2006, and the remaining one-third vested on February 24, 2007. Of the options granted on February 28, 2005, one-third vested on February 28, 2006, one-third vested on February 28, 2007, and the remaining one-third vested on February 28, 2008. Of the options granted on February 27, 2006, one-third vested on February 27, 2007, one-third vested on February 27, 2008, and the remaining one-third vest on February 27, 2009. Of the options granted on February 26, 2007, one-third vested on February 26, 2008, one-third vest on February 26, 2009, and the remaining one-third vest on February 26, 2010.

(2)
The RSUs vest on the third anniversary of the grant date.

(3)
Assumes a stock price of $68.84 per share, which was the closing price of a share of Common Stock on the last trading day of the year, December 31, 2007, reported for the New York Stock Exchange-Composite Transactions on December 31, 2007.

(4)
The Performance Share Awards granted in 2006 will vest on December 31, 2008 and Awards granted in 2007 will vest on December 31, 2009 if the target threshold performance measures have been met.

(5)
Mr. Zimpleman received additional options and performance shares on June 1, 2006, when he was promoted to President and COO.

        Executives may defer performance share awards that are earned and would otherwise be paid shortly after the performance period. Annual cash incentive awards, as shown in the Non-Equity Incentive Compensation column of the Summary Compensation Table, may also be deferred into the Excess Plan.

Option Exercises and Stock Vesting

        The following table provides information concerning the exercise of stock options and the vesting of RSUs during calendar year 2007 for each Named Executive Officer on an aggregated basis.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Griswell(3)	139,435	$3,920,243	43,453	$2,732,759.17
Gersie	20,000	$698,752	6,509	$409,351.01
Zimpleman	24,177	$780,078	9,959	$626,321.51
Aschenbrenner(4)	45,100	$1,729,350	10,158	$627,130.01
McCaughan	0	N/A	9,596	$603,492.44

(1)
Represents the difference between the market price of the underlying shares of Common Stock on the date of exercise and the exercise price of the exercised option.

(2)
Represents the market value of RSUs granted in 2004 and vested on February 24, 2007 at $62.89, the closing price per share for the trading day preceding the vesting date, which was not a trading day.

(3)
Although vested, Mr. Griswell elected to defer settlement of his RSUs to the earlier of April 1, 2009 or his termination of employment.

(4)
Although vested, Mr. Aschenbrenner elected to defer settlement of his RSUs to the earlier of January 5, 2015 or his termination of employment.

Pension Benefits

Name	Plan Name	Number of Years Credited Service(1)	Present Value of Accumulated Benefit at Normal Retirement Age(2)	Payments During Last Fiscal Year
Griswell	Qualified pension	19	$706,962	0
	SERP	19	$10,257,946	0
Gersie	Qualified pension	37	$1,114,771	0
	SERP	37	$4,034,059	0
Zimpleman	Qualified pension	34	$842,797	0
	SERP	34	$4,545,733	0
Aschenbrenner	Qualified pension	35	$1,012,984	0
	SERP	35	$4,991,602	0
McCaughan	Qualified pension	5	$97,850	0
	SERP	5	$869,570	0

(1)
As of December 31, 2007.

(2)
Benefit calculations have been made using the following assumptions:

•
Discount Rate: 6.15% for December 31, 2006 and 6.3% for the December 31, 2007 benefits;

•
Mortality: UP94 projected to 2008 with Scale AA for both December 31, 2006 and December 31, 2007 benefits;

•
Cost of living increase: 1.875% for both December 31, 2006 and December 31, 2007 benefits;

•
No disability;

•
Assumes retirement age of 62 for Mr. Griswell, Mr. Gersie, Mr. Aschenbrenner and Mr. Zimpleman, each of whom is currently eligible for early retirement under the plans, and who could retire at such age and receive unreduced benefits under the terms of the plans. Assumes a retirement age of 65 for Mr. McCaughan, who is not eligible for early retirement;

•
Assumes a spouse 3 years younger; and

•
Cash balance interest crediting rate: 5% annually for December 31, 2006 and 5.5% for December 31, 2007.

Retirement Plan Information

        Principal Life has a qualified defined benefit retirement plan ("DB Plan") and a SERP. The DB Plan vests in five years. The SERP vests the later of one year of plan participation or five years of service. The SERP is coordinated with the qualified pension plan and is designed to restore benefits that otherwise would accrue to Executives in the absence of Tax Code limitations on qualified pension plans and to target a replacement ratio of approximately 65% of average cash compensation, including Social Security benefits and the qualified and non-qualified pension plans. On January 1, 2002, Principal Life amended the DB Plan to include a cash balance pension formula; the SERP was amended similarly in 2003. The impact of these changes is:

  •
  Employees hired before January 1, 2002, will receive the greater of the benefit based on (i) the traditional benefit formula or (ii) the cash balance formula; and

  •
  Employees hired after January 1, 2002, will receive the cash balance formula.

        The SERP benefit formula for employees hired before January 1, 2002 who are also Grandfathered Choice Participants(4) is the greater of:

  •
  65% of the employee's Average Compensation(5), offset by the benefits received from Social Security and the DB Plan; and

  •
  The traditional or cash balance pension plan benefit for Grandfathered Choice Participants (whichever is greater) without regard to Tax Code limits, offset by the benefit that can be provided under the DB Plan.

        Benefits for participants eligible for this formula have a cost of living adjustment applied after retirement.

        Mr. Griswell, Mr. Gersie, Mr. Aschenbrenner and Mr. Zimpleman were hired before January 1, 2002, so are Grandfathered Choice Participants. Mr. McCaughan was hired after January 1, 2002, and is not a Grandfathered Choice Participant. He will receive the cash balance benefit when he retires.

        The pension plan and SERP formulas are illustrated below and reflect the above referenced changes that were effective January 1, 2006.

Plan Provision	Traditional Benefit Formula for Grandfathered Choice Participants
Benefit Formula	39.2% of Average Compensation below the Integration Level(6) plus 61.25% of Average Compensation above the Integration level.

This benefit receives a Cost of Living(7) adjustment after retirement benefits commence.
Reduction if payments start earlier than Normal Retirement Age
The Company subsidizes early retirement if the Executive remains employed until Early Retirement Age (age 57 with 10 years of service), which is the earliest date an employee may begin receiving retirement benefits.

If the Executive retires after Early Retirement Age but before Normal Retirement Age (age 65), those benefits received by the Executive prior to age 62 are reduced to reflect payments are beginning at an earlier age. The early retirement benefits range from 75% at age 57 to 95% at age 61.

If the Executive terminates employment before reaching Early Retirement Age, Principal Life does not subsidize early retirement. The early retirement benefits range from 58.6 at age 57 to 92.8% at age 64.

(4)
Grandfathered Choice Participants are employees who were age 47 or older with at least ten years of service on December 31, 2005, and who elected to retain the prior benefit provisions under the qualified pension plan and the SERP and to forego receipt of the additional matching contributions offered under the 401(k) and Excess Plans.

(5)
The highest five consecutive years' total pay out of the past ten years of Pay. "Pay" is the Named Executive Officer's base salary and bonus under the Annual Incentive Plan.

(6)
The Social Security Covered Compensation Table.

(7)
Seventy-Five percent of the Consumer Price Index. An average is taken for October, November and December and applied to the following year.

Cash Balance Benefit Formula for Non-Grandfathered Choice Participants

        The Annual Pay Credits are calculated using the table below.

Points	Annual Pay Credit
(age + service yrs)	Contribution on all Pay(1)	Contribution on Pay above Integration Level(2)
< 40	3.00%	1.50%
40-59	4.00%	2.00%
60-79	5.50%	2.75%
80 or more	7.00%	3.50%

(1)
"Pay" is the Named Executive Officer's base salary and bonus under the Annual Incentive Plan.

(2)
The Social Security Taxable Wage Base.

Distributions

        Participants receive an annuity under the traditional benefit formula in the qualified pension plan. The earliest this benefit may be received is at age 57 with ten years of service. The qualified cash balance benefit formula in the pension plan allows for benefits in the form of an annuity or as a lump sum (payable immediately upon termination/retirement or deferred to a later date).

        SERP benefits may be paid as a lump sum at termination/retirement, or as an annuity at the later of age 57 or termination/retirement. All benefit payments for key employees, including the Named Executive Officers, will be made no earlier than six months after termination, as required by Section 409A of the Tax Code.

Non-Qualified Defined Contribution and Other Deferred Compensation Plans

Name	Executive Contributions in last Fiscal Year ($)(1)	Principal Life Contributions in last Fiscal Year ($)(2)	Aggregate Earnings in last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at last Fiscal Year End ($)(3)
Griswell	$196,500	$98,250	$131,970	0	$2,644,080
Gersie	$63,228	$23,711	$51,176	0	$840,572
Zimpleman	$131,663	$45,587	$150,391	0	$1,528,183
Aschenbrenner	$75,997	$32,570	$141,607	0	$1,835,716
McCaughan	$186,515	$139,887	$469,555	0	$2,435,775

(1)
The amounts shown as "Executive Contributions" have either been included in the Salary column of the Summary Compensation Table on page 27 or represent annual incentive payment deferrals earned in 2006 and credited to the Executives' accounts during 2007.

(2)
The amounts shown as "Principal Life Contributions" are included in the "All Other Compensation Column" of the Summary Compensation table on page 27.

(3)
The end of year 2007 "Aggregate Balances" include the following deferrals and matching contributions from years prior to 2007:

Name	Employee Deferral Prior To 1/1/2007	Employer Match Prior To 1/1/2007	Total
Griswell	$1,141,477	$447,382	$1,588,860
Gersie	$335,296	$129,004	$464,300
Zimpleman	$718,627	$135,748	$854,374
Aschenbrenner	$949,486	$163,488	$1,112,974
McCaughan	$641,289	$313,778	$955,067

Qualified 401(k) Plan and Excess Plan

        The qualified 401(k) plan allows for deferral of one to 15% of base salary and one to 100% of awards under the Annual Incentive Plan up to the limits imposed by the Tax Code. Principal Life provides matching cash contributions of (i) 50% of deferrals, with a maximum deferral of six percent for Grandfathered Choice Participants and (ii) 75% of deferrals, with a maximum of eight percent for all other participants.

        The Plan offers 20 investment options (including the Company's Common Stock) and investment return is based on the participant's investment direction. Distributions from the plan are allowed at various times including at termination of employment, death and disability. The vesting in the qualified plan before January 1, 2006 is a five-year graded schedule and is a three-year cliff schedule after this date.

        The Excess Plan allows for deferral of one to 15% of base salary and deferral of one to 100% of awards under the Annual Incentive Plan. Principal Life provides matching cash contributions identical to those in the 401(k) Plan, but without regard to the limitations on such contributions imposed under the Tax Code. Nineteen investment options (set out below) are available in which plan participants can direct their investments, and the participants' investment return is based on their investment selections. Deferrals and matching contributions in the Excess Plan are immediately vested. Distributions from the Excess Plan are allowed at various times, including termination of employment, death, specified date, disability, change of control and in the event of an unforeseeable emergency.

        The following funds are the investment options available to all participants in the Excess Plan:

Investment Option	1 Year Rate Of Return (12/31/2007)
Principal Investors LargeCap Value Preferred Fund	0.01%
Principal Investors Partners LargeCap Value Preferred Fund	-3.99%
Principal Investors Partners LargeCap Blend I Preferred Fund	2.07%
Principal Investors LargeCap S&P 500 Index Preferred Fund	5.11%
Principal Investors LargeCap Growth Preferred Fund	22.73%
Principal Investors Partners LargeCap Growth I Preferred Fund	8.09%
Principal Investors MidCap Blend Preferred Fund	9.16%
Principal Investors Partners MidCap Growth Preferred Fund	24.31%
Principal Investors Partners SmallCap Value Preferred Fund	-7.64%
Principal Investors SmallCap S & P 600 Index Preferred Fund	-0.59%
Principal Investors Partners SmallCap Growth II Preferred Fund	5.57%
Principal Investors International Emerging Markets Preferred Fund	41.47%
Principal Investors Diversified International Preferred Fund	15.39%
Principal Investors Real Estate Securities Preferred Fund	-17.74%
Principal Investors LifeTime Series
Principal Investors LifeTime Strategic Income Preferred Fund	1.55%
Principal Investors LifeTime 2010 Preferred Fund	3.35%
Principal Investors LifeTime 2020 Preferred Fund	4.92%
Principal Investors LifeTime 2030 Preferred Fund	5.97%
Principal Investors LifeTime 2040 Preferred Fund	6.71%
Principal Investors LifeTime 2050 Preferred Fund	6.80%
Principal Investors Money Market Preferred Fund	4.76%
Principal Investors Government & High Quality Bond Preferred Fund	4.40%
Principal Investors Bond & Mortgage Securities Preferred Fund	2.86%
Principal Financial Group Employer Stock Fund	18.84%

Payments Upon Termination

Employment Agreements

        The Company has an employment agreement dated April 1, 2004, with J. Barry Griswell for his service as the Company's Chairman and CEO. The employment agreement had an initial term through March 31, 2007, but starting on April 1, 2005, the term of the agreement automatically extends each day by one day to create a new two-year term unless either Mr. Griswell or the Company notifies the other of the intention not to extend the agreement. The agreement was amended on March 20, 2008 to recognize Mr. Griswell's departure from the role of CEO on May 1, 2008, and his announced retirement date of December 31, 2008. Mr. Griswell's base salary is $1,000,000, subject to periodic adjustment pursuant to Company policy.

        The Company has an employment agreement dated June 1, 2006, with Larry D. Zimpleman for his service as the Company's President and COO. The employment agreement has an initial term through May 31, 2009, but starting on June 1, 2008, the term of the agreement automatically extends each day by one day to create a new two-year term unless either Mr. Zimpleman or the Company notifies the other of the intention not to extend the agreement. Mr. Zimpleman's base salary is $600,000, but it will be periodically adjusted pursuant to Company policy.

        Under their employment agreements, Mr. Griswell and Mr. Zimpleman are entitled to certain benefits if their employment involuntarily terminates under certain circumstances other than upon a Change of Control. The following table illustrates the amounts that would have been payable had each been involuntarily terminated on December 31, 2007.

Name	Lump Sum Payment	Benefits Following Termination	Value of Retirement Enhancement	Outplacement	Total
Griswell(a)	$7,500,000	$28,003	0	$10,000	$7,538,003
Zimpleman(b)	$2,110,050	$475,419	$1,341,208	$10,000	$3,936,677

(a)
The lump sum amount is three times Mr. Griswell's annual base salary and target annual bonus. He would receive life, medical insurance and dental benefits for 24 months following termination (cost to the Company is illustrated, minus the contribution that Mr. Griswell would pay).

(b)
The lump sum amount is one and one-half times Mr. Zimpleman's annual base salary and target annual bonus as well as life insurance following termination (cost to the Company is illustrated). He would also receive benefits equivalent to those payable under the Principal Welfare Benefit Plan for Employees calculated as if he had reached age 57 (illustrated as a lump-sum value, using mortality and interest as defined under the SERP), and additional retirement benefits payable under the SERP as though he had reached age 57 (illustrated as a lump-sum value, using mortality and interest as defined for lump-sum payments under the SERP).

Severance Plans

        All Named Executives Officers (except Mr. Griswell and Mr. Zimpleman who have employment contracts that provide for severance benefits that were described above) are eligible for severance under The Principal Senior Executive Severance Pay Plan if they are terminated as a result of lay-offs, position elimination and similar reasons. Executives are disqualified from receiving severance benefits if they take another job with Principal Life, fail to sign a release of claims against Principal Life, and or other specified reasons.

        The benefit payable under the severance plan is the greater of one week of base salary for each year the Executive worked for Principal Life; and two weeks of base salary for each $10,000 of the Executive's annual base salary (rounded to the nearest $10,000). The plan has a minimum benefit of six weeks of base salary and a maximum benefit of 52 weeks of base pay. The severance plan also provides for three months of reimbursement of premium for continuation of medical, dental and vision insurance under COBRA. Those Named Executive Officers who do not have employment agreements providing for a severance benefit would receive the following benefits under the severance plan if they otherwise qualify. This table assumes that severance benefits are payable on December 31, 2007.

Name	Severance	Outplacement Services	COBRA Reimbursement	Total
Gersie	$488,800	$9,500	$1,068	$499,368
Aschenbrenner	$575,000	$9,500	$3,207	$587,707
McCaughan	$545,000	$9,500	$2,069	$556,569

        In circumstances in which The Principal Senior Executive Severance Pay Plan does not apply, the Human Resources Committee would determine any severance benefits paid to the Named Executive Officers, in its discretion.

Change of Control Employment Agreements

        The Company has entered into Change of Control Employment Agreements with each of the Named Executive Officers. These Change of Control Employment Agreements have a term of two years and will automatically renew for successive one-year periods unless the Company provides a notice electing not to extend the term. If during the term of these agreements a "pre-change of control event" or a "change of control" occurs, the term of the agreements will extend until the second anniversary of a Change of Control.

        The severance and other benefits provided under these agreements will be available to covered Executives upon a change of control, if their employment is terminated following or in connection with a pre-change of control event, or if any third party ends or adversely changes the terms and conditions of the Executive's employment. Such termination or change in employment is deemed to have occurred immediately following the date on which a Change of Control occurs, rather than at the time the termination or change in employment actually occurs. Under these Change of Control Employment Agreements, a "pre-change of control event" means:(8)

(8)
Due to Tax Code Section 409A, the definition of "change of control" in the SERP and Excess Plans differs slightly from the definition in the Change of Control Employment Agreements.

•
an offer that would result in a third party owning 40% or more of the Company's voting securities;

•
a proxy solicitation or contest for the election of one or more members of the Company's Board; or

•
an agreement that would result in Change of Control.

        Under these Change of Control Employment Agreements, a Change of Control means:

  •
  any person becoming an owner of 40% or more of the Company's Common Stock;

  •
  the directors on the Board on the date of the agreements are no longer a majority of the Board;

  •
  a merger, reorganization, consolidation or similar transaction in which the shareholders of the Company do not continue to own more than 60% of the voting securities of the surviving corporation or its ultimate parent corporation; or

  •
  approval by the shareholders of the Company of a sale of its assets or a plan of liquidation.

        These Change of Control Employment Agreements also:

  •
  provide that the Executives receive specified salary, annual incentive compensation and benefits for a period of two years following a Change of Control if the Executive's employment continues after the change of control;

  •
  provide that if the successor to the Company agrees to issue equity to replace the equity awards the Executives received from the Company, the Executive's outstanding equity awards will continue or will become equity related to the common stock of the successor company ("Successor"). Any outstanding performance-based equity awards will be converted into time-vesting restricted stock or RSUs for Company stock (or the stock of the Successor). If a conversion into the Successor's equity is necessary or appropriate, and the Successor does not agree to such substitution, then any such awards that are not converted will become fully vested, exercisable and/or distributable upon the change of control. In addition, the Change of Control Employment Agreements and equity award agreements specify that the Human Resources Committee (as made up immediately prior to the change of control) determines whether awards will be settled in cash;

  •
  provide for severance and other benefits if the Executive's employment is terminated without "cause" or by the Executives voluntarily for "good reason." A termination without cause or by the Executive for good reason is referred to as "qualifying termination;" and

  •
  provide that the Executives will vest in all benefits previously accrued under the SERP and Excess Plans, and these benefits will be paid in accordance with these plans.

        The benefits the Executive receives upon a Change of Control, without termination of employment, include the current vested account balance in the Excess Plan and the current vested benefit in the SERP, according to change of control distribution elections on file for these plans.

        For purposes of the Change of Control Employment Agreements, "Good Reason" means negative changes in the terms and conditions of the Executive's employment, consisting of:

  •
  failure to pay base salary or any required increase in salary;

  •
  failure to pay the annual bonus or a reduction in annual bonus opportunity;

  •
  material adverse change in position, authority or duties;

  •
  material reduction in the aggregate compensation and benefits;

  •
  relocation to any office or location other than where the Executive worked before the Change of Control;

  •
  any material breach of the Change of Control Employment Agreement;

  •
  any termination the Company claims is for procedural requirements pursuant to the Change of Control Employment Agreements; or

  •
  the failure of the Company's successor to be bound by the Change of Control Employment Agreements.

        "Cause" means any one or more of the following:

  •
  commission of certain crimes;

  •
  the Executive's misconduct or habitual neglect of duties; or

  •
  the Executive's willful or intentional breach of the Change of Control Agreements.

        The benefits to be paid or provided under the Change of Control Employment Agreements if termination occurs for Good Reason or without Cause consisting of:

  •
  For the CEO, President and COO and Executive Vice Presidents, a lump-sum severance benefit equal to three times the sum of the annual base salary and target annual bonus;

  •
  immediate vesting of all stock options, stock appreciation rights, shares of restricted stock, performance shares, RSUs and deferred stock units;

  •
  a pro-rated annual bonus for the year of termination minus the amount paid for the bonus at the time of the Change of Control;

  •
  an increase in retirement benefits as though the Executive (i) was fully vested in, (ii) had three additional years of service and was three years older and (iii) received the lump-sum severance benefits described above (excluding the long-term incentive plan bonuses) as covered compensation during such assumed additional years of service;

  •
  an additional payment to offset any excise taxes imposed under Section 4999 of the Tax Code, if the aggregate amount of "parachute payments" (as defined in Section 280G of the Tax Code) to the executive exceeds 110% of the Safe Harbor amount (as described in footnote 6 on the following page, the Safe Harbor amount is the amount not subject to the excise tax) subject to certain limits contained in the agreements; and

  •
  the reimbursement for legal fees and other related expenses to enforce the agreements.

        In addition, until the third anniversary of the date of the Executive's termination, the Executive and his or her eligible family members will receive medical, prescription drugs, dental, vision, group term life insurance, and accidental death and dismemberment coverage comparable to those received by Executives whose employment continues.

        Pursuant to these Change of Control Employment Agreements, Mr. Griswell has agreed that for three years, Mr. Zimpleman for 18 months, and the other Named Executive Officers for one year, following a termination of employment that results in the Executive receiving the severance benefits described above, the Executive will not work for a competing business, solicit employees or customers, or interfere with the relationships of the Company, its affiliates and subsidiaries with their employees or customers.

Potential Payments Upon Termination Related to a Change of Control

        The following table describes the potential payments upon involuntary termination without Cause or voluntary termination for Good Reason following a Change of Control:

        The calculations assume:

  •
  Termination occurred on December 31, 2007, and

  •
  Per share price of the Company's Common Stock was $68.84, which was the closing price as of December 31, 2007, the last trading day of the year.

	Griswell	Gersie	Zimpleman	Aschenbrenner	McCaughan
Cash Severance(1)	$7,500,000	$2,566,200	$4,220,100	$3,450,000	$5,722,500
Spread on Previously Unvested Options(2)	$8,346,491	$1,525,760	$2,633,949	$2,249,856	$2,050,983
Value of Previously Unvested Restricted Stock and Performance Shares(3)	$14,919,721	$2,870,114	$5,179,722	$4,059,985	$3,849,691
Benefits Continuation(4)	$112,844	$57,464	$71,455	$87,289	$95,365
Accelerated Pension Benefit(5)	$5,653,626	$1,236,364	$4,039,174	$2,305,267	$651,512
Golden Parachute Excise Tax Gross-Up(6)	$11,489,217	$2,684,262	$6,427,017	4,227,541	$4,359,399
Total Termination Benefits (before taxes)	$48,021,898	$10,940,164	$25,571,417	$16,379,937	$16,729,450

(1)
Cash severance equals three times the sum of each Executive's base salary and target annual bonus. In addition, the Executives would be entitled to a pro-rata bonus for the year of termination. However, because we assume the termination date is December 31, 2007, any bonus for 2007 would already be earned, and therefore no pro-rata bonus would be included in the Golden Parachute Excise Tax Gross-Up calculation.

(2)
Equals the difference between the year-end stock price of $68.84 and the exercise price of unvested options as of December 31, 2007, where vesting would be accelerated.

(3)
Equals the full value of unvested restricted shares and unearned performance shares as of December 31, 2007, where vesting would be accelerated, at a stock price of $68.84. Performance shares granted in 2006 are valued at 200% of the target number of shares, and performance shares granted in 2007 are valued using 100% of the target number of shares.

(4)
Includes the estimated cost of continued medical, dental, vision, and life insurance for three years after the Executive's termination and outplacement services.

(5)
Represents the lump-sum present value of the accelerated vesting of unvested retirement benefits, including three additional years of service and age and including the cash severance benefits as covered compensation during such additional years of service.

(6)
Under the Change of Control Employment Agreements, if an Executive incurs an excise tax under Section 4999 of the Tax Code as a result of an "excess parachute payment" arising from severance payments, the accelerated vesting of equity compensation awards, and other benefits, the Executive's total payments will either be reduced or the Executive will be entitled to an additional payment (an "excise tax gross-up") to offset any excise tax, so that after payment of the excise tax and all income and excise taxes applicable to the gross-up payment, the Executive would receive the same amount of severance had the excise tax not applied. If the total parachute payment exceeds the Tax Code Section 280G safe harbor by more than 10%, the Executive will receive the excise tax gross-up. If the total parachute payment exceeds the safe harbor by less than 10%, the total parachute payment will be reduced to the safe harbor, so as not to incur any excise taxes.

        To calculate the excise tax gross-up liability, the following assumptions were used:

  •
  The Tax Code Section 280G safe harbor is 2.99 times each Executive's "base amount." Each Executive's base amount was calculated by taking the average W-2 income (box 1) from the past five years.

  •
  Excise tax rate of 20% and combined state and federal personal income tax rates of 42.585% for Mr. Griswell, 43.125% for Mr. McCaughan, and 42.45% for Mr. Gersie, Mr. Aschenbrenner and Mr. Zimpleman.

  •
  The stock award parachute calculations for purposes of Tax Code Section 280G were based on the safe-harbor Black-Scholes valuation methodology in Rev. Proc. 2003-68, using the most recent GAAP FAS 123R option valuation assumptions: volatility 23.6%, risk-free interest rate 4.6%, dividend yield 1.28%, expected term 90 days (options expire 90 days (or the remaining term, if less) from the date of termination for any without-cause termination).

PROPOSAL TWO — RATIFICATION OF
APPOINTMENT OF INDEPENDENT AUDITORS

        Subject to shareholder ratification, the Audit Committee has appointed the firm of Ernst & Young LLP to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 2008. The Company or Principal Life has used Ernst & Young LLP as its independent auditor for several years. Ratification of the appointment of auditors requires the affirmative vote of a majority of the shares represented at the meeting and voting on the matter. If the shareholders do not ratify this appointment, the Audit Committee will consider the matter of the appointment of independent auditors.

        The Board of Directors recommends that shareholders vote "for" such ratification.

        Representatives of Ernst & Young LLP will be present at the Annual Meeting, will be given an opportunity to make a statement if they so desire and will be available to respond to appropriate questions relating to the audit of the Company's 2007 consolidated financial statements.

Audit Fees

        The Company estimates that the aggregate fees billed by its independent registered public accounting firm in 2007 and 2006 for professional services rendered in connection with regulatory audits in accordance with US GAAP, statutory, or foreign accounting principles; consultation on matters addressed during these audits; review of documents filed with regulators including the SEC; other engagements required by statute; or engagements that generally only the Company's independent registered public accounting firm can reasonably provide, such as comfort letters or consents, were approximately $6,966,000 and $6,826,000, respectively.

        The Company estimates that the aggregate fees billed by its independent registered public accounting firm in 2007 and 2006 for professional services rendered in connection with audit-related services such as financial statement audits of employee benefit plans, financial statement audits not required by statute or regulation, accounting consultations in connection with proposed transactions or emerging accounting standards, and other attest and related advisory services not required by statute or regulation, were approximately $1,365,000 and $1,325,000, respectively.

Tax Fees

        The Company estimates that the fees billed by its independent registered public accounting firm for professional services rendered in connection with tax services consisting of tax consultations and compliance totaled approximately $30,000 all related to tax compliance activities in 2007, and $100,000 (approximately $82,000 of which was for tax compliance and $18,000 of which was for tax consultation) in 2006. Tax compliance generally involves preparation, assistance or attestation related to tax filings in various domestic and non domestic jurisdictions. Tax consultation generally involves assistance in connection with tax audits, filing appeals, and developing tax-efficient structures for subsidiary operations.

All Other Fees

        The Company paid no fees to its independent registered public accounting firm in 2007 and 2006 for any other services not described in the three categories listed immediately above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        Except as otherwise indicated below, the following table shows, as of March 3, 2008, beneficial ownership of shares of Common Stock by (i) the only shareholders known to the Company to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) each Director, (iii) each Named Executive Officer and (iv) all current Directors and executive officers as a group. Except as otherwise indicated below, each of the individuals named in the table has sole voting and investment power, or shares such powers with his or her spouse, with respect to the shares set forth opposite his or her name.

Name	Number of Shares Beneficially Owned(1)	Percent of Common Stock Outstanding
FMR LLC(2) 82 Devonshire Street Boston, Massachusetts 02109	14,856,175	5.68%
Nippon Life Insurance Company(3) 3-5-12 Imabashi Chuo-ku Osaka, 541-8501, Japan	18,137,000	7.0%
Northern Trust Corporation(4) 50 South LaSalle Street Chicago, Illinois 60603	14,297,574	5.46%
Betsy J. Bernard	12,977	*
Jocelyn Carter-Miller	13,109	*
Gary E. Costley	15,629	*
Michael T. Dan	1,485	*
David J. Drury(5)	84,292	*
C. Daniel Gelatt(6)	136,940	*
Sandra L. Helton	15,248	*
William T. Kerr	25,057	*
Richard L. Keyser	15,567	*
Arjun K. Mathrani	11,047	*
Elizabeth E. Tallett	16,463	*
Therese M. Vaughan	2,251	*
John E. Aschenbrenner	311,516	*
Michael H. Gersie(5)	208,837	*
J. Barry Griswell(5)	996,743	*
James P. McCaughan	409,525	*
Larry D. Zimpleman	404,255	*
All Directors and executive officers as a group (25 persons)	3,485,964	1.35%

*
The number of shares represents less than one percent of the number of shares of Common Stock outstanding.

(1)
Includes beneficial ownership of shares which each person named in this table has the right to acquire on or before May 2, 2008 pursuant to previously awarded stock options, RSUs, and performance units that, although scheduled to be paid in shares in more than 60 days, would be paid immediately upon termination of service, as follows: Ms. Bernard, 11,322; Ms. Carter-Miller, 12,939; Dr. Costley, 11,322; Mr. Dan, 1,485; Mr. Drury, 33,246; Dr. Gelatt, 15,230; Ms. Helton, 11,322; Mr. Kerr, 12,939; Mr. Keyser, 14,830; Mr. Mathrani, 10,022; Ms. Tallett, 14,830; Dr. Vaughan, 2,251; Mr. Aschenbrenner, 296,189; Mr. Gersie, 180,788; Mr. Griswell, 913,181; Mr. McCaughan, 385,731; Mr. Zimpleman, 390,555; and all other executive officers as a group, 727,986.

(2)
The information regarding beneficial ownership by FMR LLC is based solely on a Schedule 13G filed by it with the SEC on February 14, 2008, which provided information as of December 31, 2007. According to the Schedule 13G, FMR, its wholly-owned subsidiary Fidelity Management and Research Company, its chairman and affiliated investment advisers ("FMR") have sole voting power with respect to 1,848,158 shares; shared voting power with respect to 0 shares; sole investment power with respect to 14,856,175 shares; and shared investment power with respect to 0 shares.

(3)
The information regarding beneficial ownership by Nippon Life Insurance Company is based solely on a Schedule 13G filed by it with the SEC on February 28, 2008, which provided information as of February 21, 2008. According to the Schedule 13G, Nippon Life has sole voting power with respect to 18,137,000 shares; shared voting power with respect to 0 shares; sole investment power with respect to 18,137,000 shares; and shared investment power with respect to 0 shares.

(4)
The information regarding beneficial ownership by Northern Trust Corporation is based solely on an amended Schedule 13G filed by it with the SEC on February 13, 2008, which provided information as of December 31, 2007. According to the Schedule 13G, Northern Trust has sole voting power with respect to 12,682,564 shares; shared voting power with respect to 1,501,275 shares; sole investment power with respect to 13,547,112 shares; and shared investment power with respect to 545,796 shares. Northern Trust Investments, Inc., a subsidiary of Northern Trust Corporation, serves as portfolio manager of Principal Life separate account established in connection with the Demutualization. As of December 31, 2007, the Demutualization separate account held 10,526,082 shares of Common Stock.

(5)
Includes the following shares held in the Demutualization separate account for the benefit of each person indicated, as to which none of such persons has voting power: Mr. Drury, 721; Mr. Gersie, 460; and Mr. Griswell, 388.

(6)
Includes 121,506 shares held by The Gelatt Corporation of which Dr. Gelatt is a controlling shareholder, director and executive officer.

        In addition to beneficial ownership of Common Stock, the Company's Directors and executive officers also hold different forms of "stock units" that are not reported in the security ownership table but represent additional financial interests that are subject to the same market risk as Common Stock. These units include shares that may be acquired after May 3, 2008 pursuant to previously awarded stock options, RSUs, performance share units and non-transferable accounting-entry units such as phantom stock units issued pursuant to Company stock-based compensation and benefit plans. The value of such units is the same as the value of the corresponding number of shares of Common Stock.

        See "Directors' Compensation" for a discussion of the options and RSUs granted to non-employee Directors under the Principal Financial Group, Inc. 2005 Directors Stock Plan and the phantom stock units credited to Directors who participate in the Deferred Compensation Plan for Non-Employee Directors of Principal Financial Group, Inc. See "Compensation Disclosure and Analysis" for a discussion of the performance units credited to officers who defer receipt of awards under a long-term performance plan, the options and RSUs granted under the 2005 Stock Incentive Plan, and phantom stock units credited to officers that defer salary into an employer stock fund available under the Excess Plan.

        As of March 3, 2008, the Directors and executive officers named in the security ownership table hold a pecuniary interest in the following number of units: Ms. Bernard, 1,390; Ms. Carter-Miller, 1,390; Dr. Costley, 7,374; Mr. Dan, 1,390; Mr. Drury, 571; Dr. Gelatt, 1,390; Ms. Helton, 1,390; Mr. Kerr, 3,915; Mr. Keyser, 1,390; Mr. Mathrani, 10,793; Ms. Tallett, 3,493; Dr. Vaughan, 1,411; Mr. Aschenbrenner, 112,166; Mr. Gersie, 85,887; Mr. Griswell, 481,499; Mr. McCaughan, 130,208; and Mr. Zimpleman, 239,058.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and Directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC and the New York Stock Exchange reports of ownership of Company securities and changes in reported ownership. Officers, Directors and greater than ten-percent shareholders are required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file.

        Based solely on a review of the reports furnished to the Company, or written representations from reporting persons that all reportable transaction were reported, the Company believes that during the fiscal year ended December 31, 2007, the Company's officers, Directors and greater than ten-percent owners timely filed all reports they were required to file under Section 16(a).

APPENDIX A

        Companies in the Towers Perrin Diversified Insurance Study of Executive Compensation

Aegon USA	CIGNA	MetLife	Prudential Financial
Aetna	Genworth Financial	Mutual of Omaha	Securian Financial
AFLAC	Guardian Life	Nationwide	Sun Life Financial
AIG	Hartford Financial Services	New York Life	Thrivent Financial
Allianz	ING	Northwestern Mutual	TIAA-CREF
Allstate	John Hancock	Pacific Life	Unum Group
American United Life	Lincoln Financial	Phoenix Companies	USAA
AXA Equitable	Massachusetts Mutual	Principal Financial

        Companies in the Towers Perrin Financial Services Industry Executive Compensation Database

Advanta	Federal Reserve Bank of Dallas	NCCI Holdings
Aegon USA	Federal Reserve Bank of New York	New York Life
Aetna	Federal Reserve Bank of San Francisco	Northwestern Mutual
AFLAC	Federal Reserve Bank St. Louis	Ohio Casualty
AIG	Fidelity Investments	Ohio National Financial Services
Alliance Data Systems	Fifth Third Bancorp	OneBeacon Insurance
Allianz	FINRA	Orange County Teacher's Federal
Allstate	Fireman's Fund Insurance	Credit Union
American Express	First Data	Pacific Life
American Family Insurance	First Horizon National	People's Bank
American United Life	Franklin Resources	Phoenix Companies
Ameriprise Financial	Freddie Mac	PlainsCapital
Ameritrade	Genworth Financial	Plymouth Rock Assurance
Associated Banc-Corp	GMAC ResCap	PNC Financial Services
Auto Club Group	Guardian Life	Principal Financial
AXA Equitable	H&R Block	Progressive
Bank of America	Hanover Insurance Group	Prudential Financial
Bank of N.T. Butterfield & Son Limited	Harris Bank	RBC Centura
Bank of the West	Hartford Financial Services	RBC Dain Rauscher
BB&T	Health Care Services	Regions Financial
Blue Cross Blue Shield of Florida	Horizon Blue Cross Blue Shield of	Reinsurance Group of America
Bunge	New Jersey	SAFECO
California Automobile Association	HSBC North America	Securian Financial Group
Capital One Financial	Humana	Security Benefit Group
CB Richard Ellis	Huntington Bancshares	SLM
CheckFree Holdings	Independence Blue Cross	Sovereign Bancorp
Chicago Mercantile Exchange	IndyMac	State Farm Insurance
CIGNA	ING	State Street
Citigroup	Irwin Financial	Sterling Bancshares
CitiStreet	John Hancock	Sun Life Financial
CAN	KeyCorp	SunTrust Banks
Cobank	Liberty Mutual	SVB Financial
Comerica	Lincoln Financial	TD Banknorth
Commerce Bancorp	Loews	Thrivent Financial for Lutherans
Commerce Group	M&T Bank	TIAA-CREF
Compass Bancshares	Marsh	Trans Union
Countrywide Financial	Marshall & Ilsley	Travelers
Cullen/Frost Bankers	Massachusetts Mutual	U.S. Bancorp
CUNA Mutual	MasterCard	Union Bank of California
Discover Financial Services	Mellon Financial	UnitedHealth
E*Trade	Mercury Insurance	Unum Group
Eastern Bank	Merrill Lynch Private Client	USAA
Equifax	Metavante	Vanguard
Erie Insurance	MetLife	Visa USA
Experian Americas	MoneyGram International	Wachovia
Fannie Mae	Moody's	Washington Mutual
Farmers Group	Munich Re America	Webster Bank
Federal Home Loan Bank of Pittsburgh	Mutual of Omaha	Wellpoint
Federal Home Loan Bank of San Francisco	National City	Wells Fargo
Federal Reserve Bank of Cleveland	Nationwide	Zurich North America

        Companies in the McLagan Partners Investment Management Survey

40/86 Advisors, Inc.	Genworth Financial	PartnerRe Asset Management Company
Advantus Capital Management, Inc.	Guardian Life Insurance Company	PPM America, Inc.
AEGON USA Realty Advisors, Inc.	Hartford Investment Management Company	Principal Global Investors
Aetna, Inc.	ING Investment Management	Progressive Corporation
AIG Global Investment Group	Liberty Mutual Group	Prudential Financial
Allianz of America, Inc.	MBIA Asset Management	Security Benefit Corporation
Allianz Life Insurance of North America	MEAG New York Corporation (Munich RE)	Selective Insurance
Allstate Investments, LLC	MetLife Investments	Sentinel Asset Management, Inc.
Assurant, Inc.	MFC Global Investment Management	Sentry Insurance
AVIVA USA (formerly AmerUS Capital Management)	Modern Woodmen of America Mutual of Omaha	Standard Life Investments (USA) Limited
AXA Equitable	Nationwide Insurance	State Farm Insurance Companies
Chubb Corporation, The	New York Life Investment Management LLC	Sun Life Financial
CIGNA Investment Management	Northwestern Mutual Life Insurance Co.	Swiss Re
Country Insurance & Financial Services	OneAmerica Financial Partners	Thrivent Financial for Lutherans
CUNA Mutual Group	Opus Investment Management (Hanover	TIAA-CREF
FBL Financial Group	Insurance)	The Travelers Companies, Inc.
Fort Washington Investment Advisors, Inc.	Pacific Life Insurance Company	USAA Investment Management Co.

2008 Annual Meeting Proxy Card

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Daylight Time, on May 20, 2008.

Vote by Internet

• Log on to the Internet and go to
www.investorvote.com

• Follow the steps outlined on the secured website.

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the United
States, Canada & Puerto Rico any time on a touch tone
telephone. There is NO CHARGE to you for the call.

• Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Election of Directors				B Proposal

1. The Board of Directors recommends a vote FOR the listed nominees.				The Board of Directors recommends a vote FOR the following proposal.

	For	Against	Abstain		For	Against	Abstain
01 - Betsy J. Bernard	☐	☐	☐	2. Ratification of Independent Auditors	☐	☐	☐

	For	Against	Abstain
02 - Jocelyn Carter-Miller	☐	☐	☐

	For	Against	Abstain
03 - Gary E. Costley	☐	☐	☐

	For	Against	Abstain
04 - William T. Kerr	☐	☐	☐

C  Change of Address

Change of Address — Please print your new address below.

D Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box

2008 Annual Meeting

2008 Annual Meeting of Principal Financial Group, Inc. Shareholders

Tuesday, May 20, 2008, 9:00 a.m. Local Time

Principal Auditorium

711 High Street, Des Moines, Iowa

Upon arrival, please present this admission ticket and photo identification at the registration desk.

You do not need to attend the Annual Meeting to vote.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Principal Financial Group, Inc.

This proxy is solicited on behalf of the Board of Directors of Principal Financial Group, Inc. for the annual meeting of shareholders to be held at 9:00 a.m. local time, May 20, 2008, in the auditorium at the corporate headquarters.

The shareholder signator(s) on this form hereby appoints Michael H. Gersie, Joyce N. Hoffman and Karen E. Shaff, and each of them, proxies with full power of substitution, to vote all shares of Principal Financial Group, Inc. common stock held in the name of the shareholder(s) at the 2008 annual meeting of shareholders and at any adjournment thereof, upon all subjects that may properly come before the meeting, including the matters described in the Proxy Statement, subject to any directions indicated on the reverse side. If no directions are given, the proxies will vote for the election of all listed nominees and in accordance with the Board of Directors recommendations on the matters listed on the reverse side, and at their discretion, on any other matter that may properly come before the meeting. This proxy will be voted as directed, or if no direction is indicated, will be voted in accordance with the Board of Directors recommendations.

SEE REVERSE SIDE FOR IMPORTANT INFORMATION ABOUT VOTING BY INTERNET OR TELEPHONE.

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Daylight Time, on May 16, 2008.

Vote by Internet

• Log on to the Internet and go to www.investorvote.com

• Follow the steps outlined on the secured website.

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

• Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Voting Instruction Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Election of Directors				B Proposal

1. The Board of Directors recommends a vote FOR the listed nominees.				The Board of Directors recommends a vote FOR the following proposal.

	For	Against	Abstain		For	Against	Abstain
01 - Betsy J. Bernard	☐	☐	☐	2. Ratification of Independent Auditors	☐	☐	☐

	For	Against	Abstain
02 - Jocelyn Carter-Miller	☐	☐	☐

	For	Against	Abstain
03 - Gary E. Costley	☐	☐	☐

	For	Against	Abstain
04 - William T. Kerr	☐	☐	☐

C  Change of Address

Change of Address — Please print your new address below.

D Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Voting Instruction Card – Principal Financial Group, Inc.

By signing this voting instruction card, you hereby authorize Bankers Trust Company, NA of Des Moines, Iowa, the Trustee for The Principal Select Savings Plan for Employees and The Principal Select Savings Plan for Individual Field (“401(k)”), as holder of plan assets invested in Principal Financial Group, Inc. common stock to vote in person or by proxy, all shares credited to your account as of March 25, 2008, the record date, at the 2008 annual meeting of shareholders to be held on May 20, 2008 or at any adjournment or postponement thereof.

Indicate how the underlying Principal Financial Group, Inc. shares allocated to your plan account are to be voted by the trustee by marking the boxes on the reverse side. If you sign the voting instruction card but give no directions, the trustee will vote your shares for the election of all listed nominees and in accordance with the Board of Directors recommendations on the matters listed on the reverse side. If you do not complete the voting instruction card, the trustee will vote your shares as the trustee determines in its discretion.

SEE REVERSE SIDE FOR IMPORTANT INFORMATION ABOUT VOTING BY INTERNET OR TELEPHONE.

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Daylight Time, on May 16, 2008.

Vote by Internet

• Log on to the Internet and go to www.investorvote.com

• Follow the steps outlined on the secured website.

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

• Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Voting Instruction Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Election of Directors				B Proposal

1. The Board of Directors recommends a vote FOR the listed nominees.				The Board of Directors recommends a vote FOR the following proposal.

	For	Against	Abstain		For	Against	Abstain
01 - Betsy J. Bernard	☐	☐	☐	2. Ratification of Independent Auditors	☐	☐	☐

	For	Against	Abstain
02 - Jocelyn Carter-Miller	☐	☐	☐

	For	Against	Abstain
03 - Gary E. Costley	☐	☐	☐

	For	Against	Abstain
04 - William T. Kerr	☐	☐	☐

C  Change of Address

Change of Address — Please print your new address below.

D Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Voting Instruction Card – Principal Financial Group, Inc.

By signing this voting instruction card, you hereby authorize Northern Trust Investments, Inc., Portfolio Manager of The Principal Financial Group, Inc. Stock Separate Account, to vote as agent for Principal Life Insurance Company, in person or by proxy, all shares attributable to units credited to your plan account as of March 25, 2008, the record date, at the 2008 annual meeting of shareholders to be held on May 20, 2008 or at any adjournment or postponement thereof.

Indicate how your interests are to be voted by the Portfolio Manager by marking the boxes on the reverse side. If you sign the voting instruction card but give no directions, Northern Trust will vote your interests in accordance with the Board of Directors recommendations. If you do not complete the voting instruction card, Northern Trust will vote your interests in the same proportion as the shares held in the Separate Account as to which Northern Trust has received voting instructions.

SEE REVERSE SIDE FOR IMPORTANT INFORMATION ABOUT VOTING BY INTERNET OR TELEPHONE.

QuickLinks

TABLE OF CONTENTS
PROPOSAL ONE — ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
Committee Membership
DIRECTORS' COMPENSATION
EXECUTIVE COMPENSATION
Performance Scale
PROPOSAL TWO — RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
APPENDIX A